SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[x]      Preliminary Information Statement

[ ] Confidential, for the use of the Commission only (as permitted by Rule 14c-5(d)(2))

[ ]      Definitive Information Statement

                            FERROFLUIDICS CORPORATION
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box)

[ ]      No fee required.

[X]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1) Title of each class of securities to which transactions applies: Common Stock, par value $0.004 per share


                  --------------------------------------------------------------

         (2)      Aggregate number of securities to which transactions  applies:
                  615,237*


                  --------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $6.50*


                  --------------------------------------------------------------

         (4)      Proposed maximum aggregate value of transaction:  $3,999,041*


                  --------------------------------------------------------------

         (5)      Total fee paid:  $800*


                  --------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:  $7,460


                  --------------------------------------------------------------

         (2)      Form, schedule or registration statement no.:  Schedule 14D-1


                  --------------------------------------------------------------

         (3)      Filing party:  Ferrotec Corporation and Ferrotec  Acquisition,
                  Inc.


                  --------------------------------------------------------------

         (4)      Date filed: October 26, 1999


                  --------------------------------------------------------------

* The sum of the number of Shares outstanding that would receive the cash payment in the merger that is the subject of this Information Statement. The unit price is based on the per share cash payment to be made to the holders of Shares pursuant to the Merger. The aggregate value of the transaction equals the $6.50 per share price multiplied by the aggregate number of securities. Based upon such value, the fee due upon the filing of the preliminary Information Statement is $800, which amount is completely offset by the $7,460 fee previously paid in connection with the filing of the Schedule 14D-1 by Ferrotec Corporation and Ferrotec Acquisition, Inc. in connection with the first step of the transaction of which the Merger is a part.

                        PRELIMINARY INFORMATION STATEMENT

                            FERROFLUIDICS CORPORATION
                                 40 SIMON STREET
                           NASHUA, NEW HAMPSHIRE 03061
                                 (603) 883-9800

                                December 29, 1999


Dear Stockholder:

         The attached Notice of Special Meeting of Stockholders and Information Statement are being furnished to you in connection with a special meeting of shareholders of Ferrofluidics Corporation, a Massachusetts corporation (the "Company"), which will be held on January 27, 2000, at the Company's headquarters at 40 Simon Street, Nashua, New Hampshire 03061, commencing at 11:00 a.m. local time.

         We are holding this meeting to obtain shareholder approval of an Agreement and Plan of Merger dated October 20, 1999 between the Company,
Ferrotec Corporation, a Japanese corporation ("Parent") and Parent's wholly-owned subsidiary, Ferrotec Acquisition, Inc., a Massachusetts corporation ("Purchaser"). As a result of the merger, each of your shares of the Company's common stock (the "Shares") will be exchanged for $6.50 in cash, and the Company will become a wholly-owned subsidiary of Parent. The merger is the second and final step of the acquisition of the Company by Parent. The first step was a tender offer for the Company's outstanding Shares at $6.50 per Share in cash. Parent acquired 4,958,545 Shares pursuant to the tender offer, which expired at 12:00 midnight, New York City time, on November 23, 1999.

         Parent currently beneficially owns approximately 89% of the outstanding Shares. Because Parent will vote all the Shares it beneficially owns in favor of the Agreement and Plan of Merger and the merger, approval is assured, and we are not soliciting your proxy.

         After the merger is completed,  you will receive instructions regarding
the   surrender  of  your  Share   certificates   in  exchange  for  the  merger
consideration.

                                   Sincerely,


                                   Richard R. Cesati, II
                                   President

                            FERROFLUIDICS CORPORATION
                                 40 SIMON STREET
                           NASHUA, NEW HAMPSHIRE 03061
                            ------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 27, 2000


To the Stockholders of
Ferrofluidics Corporation:

         NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of Ferrofluidics Corporation, a Massachusetts corporation (the "Company"), will be held on January 27, 2000 at the Company's headquarters at 40 Simon Street, Nashua, New Hampshire, commencing at 11:00 a.m., local time, for the following purposes:

         (1) To consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger and the merger of the Company with Ferrotec Acquisition, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Ferrotec Corporation, a Japanese corporation; and

         (2) To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

         SHAREHOLDERS OF THE COMPANY WHO DO NOT VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT WILL HAVE THE RIGHT UNDER THE MASSACHUSETTS BUSINESS CORPORATION LAW (THE "MBCL") TO DISSENT AND DEMAND APPRAISAL OF, AND RECEIVE PAYMENT IN CASH OF THE FAIR VALUE OF, THEIR SHARES OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE TIME OF THE MERGER IN ACCORDANCE WITH CHAPTER 156B OF THE MBCL, ATTACHED AS ANNEX C TO THE ACCOMPANYING INFORMATION STATEMENT. IN ORDER TO ASSERT SUCH RIGHTS, A SHAREHOLDER IS REQUIRED TO ADHERE STRICTLY TO CERTAIN STATUTORY REQUIREMENTS. SHAREHOLDERS INTENDING TO EXERCISE THEIR APPRAISAL RIGHTS MUST FILE WITH THE COMPANY, BEFORE THE TAKING OF THE VOTE AT THE MEETING, A WRITTEN OBJECTION TO THE MERGER, INCLUDING A STATEMENT THAT THEY INTEND TO DEMAND PAYMENT FOR THEIR SHARES IF THE MERGER IS CONSUMMATED. YOU ARE URGED TO REVIEW ANNEX C IN ITS ENTIRETY. SEE THE DISCUSSION OF THE RIGHTS OF DISSENTING SHAREHOLDERS IN THE ACCOMPANYING INFORMATION STATEMENT UNDER "THE MERGER -- APPRAISAL RIGHTS."

         The Board of Directors has fixed the close of business on December 27, 1999 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and at any adjournment(s) thereof.

                                     By Order of the Board of Directors,



                                     Akira Yamamura, Clerk

Dated: December 29, 1999

                            FERROFLUIDICS CORPORATION
                                 40 SIMON STREET
                           NASHUA, NEW HAMPSHIRE 03061
                            ------------------------


                              INFORMATION STATEMENT

                FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                JANUARY 27, 2000
                            ------------------------

         This Information Statement is being furnished to holders of shares of common stock (the "Shares") of Ferrofluidics Corporation, a Massachusetts corporation (the "Company") in connection with a Special Meeting of Stockholders to be held on January 27, 2000, at the Company's headquarters at 40 Simon Street, Nashua, New Hampshire, commencing at 11:00 a.m. local time. At the Special Meeting, shareholders will consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of October 20, 1999 (the "Merger Agreement"), between the Company, Ferrotec Corporation, a Japanese corporation ("Parent") and Parent's wholly-owned subsidiary Ferrotec Acquisition, Inc., a Massachusetts corporation ("Purchaser"), providing for, among other things, the merger (the "Merger") of Purchaser into the Company. As a result of the Merger, you will receive $6.50 in cash for each Share you own, and the Company will become a wholly-owned subsidiary of Parent.

         The Merger is the second and final step of the acquisition of the Company by Parent pursuant to the Merger Agreement. The first step was a tender offer (the "Offer") commenced by Parent on October 26, 1999 for all of the outstanding Shares at a purchase price of $6.50 per Share, net to the seller in cash. Pursuant to the Offer, which expired at 12:00 midnight, New York City time, on November 23, 1999, Parent accepted for payment 4,958,545 Shares.

         Parent currently beneficially owns approximately 89% of the outstanding Shares. Because Parent will vote all Shares it beneficially owns in favor of the Merger Agreement and the Merger, approval is assured, and the Company's Board of Directors (the "Company Board") is not soliciting your proxy.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         This Information Statement is being first mailed to shareholders on December 29, 1999.

                                TABLE OF CONTENTS



INFORMATION STATEMENT SUMMARY.....................................................................................1
         The Parties..............................................................................................1
         The Special Meeting......................................................................................2
         The Merger...............................................................................................2
         Recommendation of the Company Board; Opinion of Financial Advisor........................................3
         Interests of Certain Persons in the Offer and Merger.....................................................4
         Financial Information....................................................................................4
         Price Range of Shares; Dividends.........................................................................6

THE SPECIAL MEETING...............................................................................................7

THE MERGER........................................................................................................8
         Background of the Merger.................................................................................8
         Recommendation of the Company Board.....................................................................12
         Opinion of Advest.......................................................................................14
         Transactions Between Parent and the Company.............................................................16
         Procedures for Exchange of Certificates.................................................................16
         Appraisal Rights........................................................................................17
         Interests of Certain Persons in the Offer and Merger....................................................19
         Accounting Treatment....................................................................................22
         United States Federal Income Tax Consequences...........................................................22
         Regulatory Approvals....................................................................................23
         Source and Amount of Funds..............................................................................23

THE MERGER AGREEMENT.............................................................................................23

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE  OFFICERS OF THE COMPANY...........................................36

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS..................................................................37

WHERE YOU CAN FIND MORE INFORMATION..............................................................................37

INCORPORATION OF DOCUMENTS BY REFERENCE..........................................................................38

FORWARD-LOOKING STATEMENTS AND INFORMATION.......................................................................38

                                     ANNEXES

Annex A -- Agreement and Plan of Merger, dated as of October 20, 1999

Annex B -- Opinion of Advest, Inc.

Annex C -- Text of Chapter 156B of the  Massachusetts  Business  Corporation Law
           Regarding Appraisal Rights

                          INFORMATION STATEMENT SUMMARY

THE PARTIES.

         FERROFLUIDICS CORPORATION. The Company is a Massachusetts corporation. Its principal offices are located at 40 Simon Street, Nashua, New Hampshire, 03061. Its telephone number is (603) 883-9800. The Company is engaged principally in developing, manufacturing and marketing ferrofluids and products based on or derived from its proprietary ferrofluid technology. Ferrofluids, the Company's core technology, are stable magnetic liquids that can be precisely positioned or controlled with a magnetic force. Ferrofluids consist of molecular-sized magnetic particles that are surface treated so that they can be dispersed in various fluids, usually a synthetic lubricating oil. Ferrofluids are designed to have a choice of properties such as viscosity, magnetic strength and vapor pressures to perform numerous specific functions such as sealing, sensing, lubricating, damping and heat transfer.

         PARENT. Parent is a Japanese corporation. Its principal offices are located at Sumitomo Bldg. #6, 5-24-8 Higashi Ueno, Taito-Ku, Tokyo 110-0015 Japan. Its telephone number is 03(3845)1032. Founded in 1980, Parent manufactures and markets ferrofluid, components and products based on ferrofluid technology for the electronic industry, and thermoelectric modules. Two major products based on ferrofluid technology are computer seals utilized in hard disk drives and vacuum seals for the semiconductor industry. The thermo-modules are small, wafer like heat pumps which change temperature when charged with electricity. As the thermo-modules are easily controlled at a precise temperature, their main application is as semiconductor components. Parent is a publicly traded company in Japan and is listed on the JASDAQ System under the ticker symbol 6890. Parent publicly discloses its financial statements and is subject to periodic reporting requirements under the laws of Japan and the JASDAQ system.

         PURCHASER. The Purchaser is a newly incorporated Massachusetts corporation organized by Parent in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of the Purchaser are located at Sumitomo Bldg. #6, 5-24-8 Higashi Ueno, Taito-Ku, Tokyo 110_0015 Japan. Its telephone number is 03(3845)1032. The Purchaser is a wholly-owned subsidiary of Parent.

         SURVIVING CORPORATION. The Company will be the surviving corporation in the Merger (the "Surviving Corporation"). Pursuant to the Merger Agreement, the Directors of Purchaser will be the Directors of the Surviving Corporation, and the Officers of Purchaser will be the Officers of the Surviving Corporation.

THE SPECIAL MEETING.

         PLACE, DATE AND TIME. The Special Meeting will be held on January 27, 2000 at the Company's headquarters at 40 Simon Street, Nashua, New Hampshire, commencing at 11:00 a.m. local time.

         PURPOSE OF THE SPECIAL MEETING. The purpose of the Special Meeting is to consider and vote on:

         - a proposal to approve and adopt the Merger Agreement and the Merger

         -        any other  business  that  properly  comes  before the Special
                  Meeting

         RECORD DATE, SHARES ENTITLED TO VOTE. Holders of record of Shares at the close of business on December 27, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 5,573,782 Shares outstanding, each of which will be entitled to one vote at the Special Meeting.

         QUORUM. A majority of the outstanding Shares present, in person or by proxy, will constitute a quorum at the Special Meeting.

         VOTE REQUIRED. The approval and adoption of the Merger Agreement and the Merger will require the affirmative vote of the holders of a majority of the outstanding Shares. Accordingly, abstentions and broker "non-votes" will have the effect of a vote against these proposals. The term broker "non-votes" refers to shares held by brokers and other nominees or fiduciaries that are present at the Special Meeting but are not voted on a particular matter because those persons are precluded from exercising their voting authority because of the matter's "non-routine" nature.

         APPROVAL ASSURED. As of the Record Date, Parent, directly or indirectly, owned approximately 89% of the Shares. Therefore, Parent has sufficient voting power to constitute a quorum and to approve all matters to be considered at the Special Meeting, regardless of the vote of any other shareholder. Parent will vote all Shares it beneficially owns in favor of the approval and adoption of the Merger Agreement and the Merger. As a result, the Merger Agreement and the Merger will be approved and adopted at the Special Meeting even if no shareholder other than Parent votes in favor of these proposals.

THE MERGER

         MERGER CONSIDERATION. In the Merger you will receive $6.50 for each Share you hold.

         EFFECT OF THE MERGER; EFFECTIVE TIME. The Merger will become effective at the time the Merger Agreement and the articles of merger (the "Articles of Merger") are filed with the Secretary of State of the Commonwealth of Massachusetts (the "Effective Time"). At the

Effective Time, pursuant to the Merger Agreement, the Company will become a wholly-owned subsidiary of Parent and each issued and outstanding Share (other than (i) Shares held by the Company or any wholly-owned subsidiary of the Company, (ii) Shares held by any affiliate of Purchaser, and (iii) Shares held by shareholders who have demanded and perfected, and have not withdrawn or otherwise lost, appraisal rights, if any, under the Massachusetts Business Corporation Law (the "MBCL")), will be canceled and converted automatically into the right to receive $6.50 in cash, without interest (the "Merger Consideration"). Promptly after the Effective Time, Parent or American Stock Transfer & Trust Company as the exchange agent (the "Exchange Agent") will send to shareholders a letter of transmittal containing instructions for the surrender of certificates previously representing Shares. In order to receive the payment to which you are entitled, you must surrender your Share certificate(s) together with a duly executed and properly completed letter of transmittal (and any other documents that may be required) to the Exchange Agent. Do not send your Share certificates at this time; wait for instructions from Parent or the Exchange Agent following the Effective Time. Following the Effective Time, the holders of Shares prior to the Effective Time will cease to have ownership interests in the Company or rights as shareholders.

         APPRAISAL RIGHTS. SHAREHOLDERS OF THE COMPANY WHO DO NOT VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT WILL HAVE THE RIGHT UNDER THE MBCL TO DISSENT AND DEMAND APPRAISAL OF, AND RECEIVE PAYMENT IN CASH OF THE FAIR VALUE OF, THEIR SHARES OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE TIME OF THE MERGER IN ACCORDANCE WITH CHAPTER 156B OF THE MBCL, ATTACHED AS ANNEX C. IN ORDER TO ASSERT SUCH RIGHTS, A SHAREHOLDER IS REQUIRED TO ADHERE STRICTLY TO CERTAIN STATUTORY REQUIREMENTS. SHAREHOLDERS INTENDING TO EXERCISE THEIR APPRAISAL RIGHTS MUST FILE WITH THE COMPANY, BEFORE THE TAKING OF THE VOTE AT THE MEETING, A WRITTEN OBJECTION TO THE MERGER, INCLUDING A STATEMENT THAT THEY INTEND TO DEMAND PAYMENT FOR THEIR SHARES IF THE MERGER IS CONSUMMATED. YOU ARE URGED TO REVIEW ANNEX C IN ITS ENTIRETY. SEE "THE MERGER -- APPRAISAL RIGHTS."

         U.S. TAX TREATMENT Your receipt of cash in exchange for your Shares pursuant to the Merger will be a taxable transaction for United States federal income tax purposes and may also be taxable under state, local or other tax laws. You should consult with your tax advisor regarding the tax treatment of any gain or loss on your Shares.

         ACCOUNTING TREATMENT. The Merger will be treated as a purchase for accounting purposes.

RECOMMENDATION OF THE COMPANY BOARD; OPINION OF FINANCIAL ADVISOR .

         RECOMMENDATION OF THE COMPANY BOARD. The Company Board unanimously determined that each of the Offer and Merger is fair to, and in the best interests of, the Company's shareholders, approved the Merger Agreement and determined to recommend that the shareholders of the Company tender their Shares pursuant to the Offer and approve the Merger Agreement and the transactions contemplated thereby at the Special Meeting.

         OPINION OF ADVEST. Advest, Inc. ("Advest") was retained by the Company Board to deliver a fairness opinion. Advest delivered its written opinion dated October 14, 1999 to the effect that, as of that date, the cash consideration of $6.50 per share to be received by the Company's shareholders in the Offer and Merger is fair, from a financial point of view, to the Company and its shareholders. A copy of Advest's opinion is attached to this Information Statement as Annex B and should be read in its entirety.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND MERGER

         In considering the recommendation of the Company Board that you vote in favor of the Merger, you should be aware that some of the Executive Officers and Directors of the Company have interests in the Merger in addition to their interests as shareholders of the Company, generally:

         Following the consummation of the Merger, Parent and Purchaser will provide indemnification and insurance arrangements for the Company's Officers and Directors;

         Following the acceptance for payment by the Purchaser of the Shares tendered pursuant to the Offer on November 23, 1999 (the "Acceptance Date"), Paul Avery, Jr., resigned as Chairman of the Board of Directors and Chief Executive Officer of the Company and entered into a three year consulting agreement with the Company; and

         Following the Acceptance Date, William B. Ford, resigned as Vice President and Chief Financial Officer of the Company and entered into an employment agreement with the Company providing that he would serve the Company in an executive capacity until March 31, 2000.

         See "The  Merger  --  Interests  of  Certain  Persons  in the Offer and
         Merger."

FINANCIAL INFORMATION .

         Set forth below is certain selected summary consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report to its stockholders for the fiscal year ended July 3, 1999 (the "Company's 10-K"), and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended October 2, 1999 (the "Company's 10-Q"). More comprehensive financial information is included in the Company's 10-K, the Company's 10-Q and other documents filed by the Company with the Securities and Exchange Commission (the "SEC"). The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC. See "Where You Can Find More Information."

                            FERROFLUIDICS CORPORATION

               SELECTED SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                   FISCAL
                                                  QUARTER
                                                    ENDED                                 FISCAL YEAR ENDED
                                               -------------  ---------------------------------------------------------------------

                                                  October 2,                    June 27,      June 28,      June 30,       June 30,
                                                    1999       July 3, 1999   1998(b)(c)    1997(b)(c)    1996(b)(c)     1995(b)(c)
                                               -------------  ---------------------------------------------------------------------
Income Statement Data:
  Net sales                                       $ 7,483         $35,323       $52,700       $67,785       $72,967        $34,155
  Net sales from continuing operations              6,555          23,143        27,204        23,856        26,807         22,152
  Nonrecurring operating income                       -               -             -             -             -            1,156
  Income (loss) from continuing operations            449            (476)        1,546           260           342          2,639
  Income (loss) from discontinued operations          -             5,319        (5,018)        1,412         3,478         (1,750)
  Net income (loss)                                   449           4,843        (3,472)        1,672         3,820            889

Per Share Data:

  Earnings per common share-basic:
    Income (loss) from continuing operations         0.08           (0.08)         0.25          0.04          0.06           0.47
    Income (loss) from discontinued operations         -             0.87         (0.81)         0.23          0.57          (0.31)
    Net income (loss)                                0.08            0.79         (0.56)         0.27          0.63           0.16

  Earnings per common share-diluted:
    Income (loss) from continuing operations         0.08           (0.08)         0.25          0.04          0.05           0.47
    Income (loss) from discontinued operations         -             0.87         (0.81)         0.23          0.56          (0.31)
    Net income (loss)                                0.08            0.79         (0.56)         0.27          0.61           0.16

Balance Sheet Data:
    Working capital                                $15,198         $15,095       $ 8,182       $13,323       $12,350       $  7,811
    Total assets                                    29,439          28,923        44,019        45,001        43,429         39,529
    Total liabilities                                8,804           8,394        25,818        23,420        23,727         23,748
    Long-term debt                                   5,000           5,000         5,000         5,000         5,000          5,036
    Shareholders' equity                            20,635          20,529        18,201        21,581        19,702         15,781



Note:    (a)      Dividends  have neither been declared nor paid during the five years ended July 3, 1999.
         (b)      Certain  amounts for fiscal  years 1998,  1997,  1996 and 1995 have  been  restated  to  reflect  the  discontinuance  of the
                  Component Parts business of Ferrofluidics Japan Corporation, a
                  wholly-owned   subsidiary  of  the  Company,  as  discontinued
                  operations.
         (c)      Certain  amounts for fiscal  years 1998,  1997,  1996 and 1995 have been reclassified to conform with the presentation of similar amounts in fiscal year 1999.

Price Range of Shares; Dividends .

        The Shares are listed and principally traded on The Nasdaq Stock Market, Inc.'s National Market (the "Nasdaq National Market") under the symbol "FERO." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on the Nasdaq National Market.


                                                                               HIGH                    LOW
                                                                        -------------------     --------------------
Fiscal Year Ended June 27, 1998:
      First Quarter                                                          $8.875                  $5.875
      Second Quarter..............................................            7.8125                  4.625
      Third Quarter...............................................            6.4375                  4.625
      Fourth Quarter..............................................            5.6875                  3.125
Fiscal Year Ended July 3, 1999:
      First Quarter...............................................           $4.875                  $2.625
      Second Quarter .............................................            3.8125                  2.0
      Third Quarter...............................................            3.8125                  2.50
      Fourth Quarter .............................................            4.5625                  2.50
Fiscal Year Ended July 1, 2000:
      First Quarter...............................................           $4.688                  $1.875
      Second Quarter (through December ___, 1999).................
                                                                             ------                  ------

         On October 19, 1999, the last full trading day prior to the announcement of the execution of the Merger Agreement and of the Purchaser's intention to commence the Offer, the high and low sales prices per Share as reported on the Nasdaq National Market were $3.9375 and $3.6562, respectively. On October 25, 1999, the last full trading day prior to the commencement of the Offer, the closing sales price per Share as reported on the Nasdaq National Market was $6.0938.

         Following the consummation of the Merger, the Company intends to terminate its registration under the Securities Exchange Act of 1934 (the "Securities Exchange Act") and the Shares will cease to be reported on the Nasdaq National Market.

SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

         The Company has never paid any dividends on the Shares. The Merger Agreement provides that, without the prior written consent of Purchaser, the Company will not declare, set aside or pay any dividend on or make any other distribution in respect of its capital stock. As of December 27, 1999, there were approximately 1,364 holders of record of the Shares.

                            ------------------------

         THE PRECEDING SUMMARY HIGHLIGHTS SOME INFORMATION FROM THIS INFORMATION STATEMENT BUT MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. PLEASE READ THE ENTIRE INFORMATION STATEMENT AND THE ANNEXES, AS WELL AS THE INFORMATION WE HAVE INCORPORATED BY REFERENCE.

                               THE SPECIAL MEETING

         PLACE, DATE AND TIME. The Special Meeting will be held on January 27, 2000 at the Company's headquarters at 40 Simon Street, Nashua, New Hampshire, commencing at 11:00 a.m. local time.

         PURPOSE OF THE SPECIAL MEETING. The purpose of the Special Meeting is to consider and vote on:

         - a proposal to approve and adopt the Merger Agreement and the Merger

         -        any other  business  that  properly  comes  before the Special
                  Meeting

         RECORD DATE, SHARES ENTITLED TO VOTE. Holders of record of Shares at the close of business on December 27, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 5,573,782 Shares outstanding, each of which will be entitled to one vote at the Special Meeting.

         QUORUM. A majority of the outstanding Shares present, in person or by proxy, will constitute a quorum at the Special Meeting.

         VOTE REQUIRED. The approval and adoption of the Merger Agreement and the Merger will require the affirmative vote of the holders of a majority of the outstanding Shares. Accordingly, abstentions and broker "non-votes" will have the effect of a vote against these proposals. The term broker "non-votes" refers to shares held by brokers and other nominees or fiduciaries that are present at the Special Meeting but are not voted on a particular matter because those persons are precluded from exercising their voting authority because of the matter's "non-routine" nature.

         APPROVAL ASSURED. As of the Record Date, Parent, directly or indirectly, owned approximately 89% of the Shares. Therefore, Parent has sufficient voting power to constitute a quorum and to approve all matters to be considered at the Special Meeting, regardless of the vote of any other shareholder. Parent will vote all Shares it beneficially owns in favor of the approval and adoption of the Merger Agreement and the Merger. As a result, the Merger Agreement and the Merger will be approved and adopted at the Special Meeting even if no shareholder other than Parent votes in favor of these proposals.

                                   THE MERGER

         On October 20, 1999, the Company, Parent and Purchaser entered into the Merger Agreement. Pursuant to the Merger Agreement, Parent commenced the Offer to purchase all outstanding Shares at a price of $6.50 per Share, net to the seller in cash (the "Offer Price"). The Offer expired at 12:00 midnight, New York City time, on November 23, 1999, and Parent accepted for payment 4,958,545 Shares tendered in the Offer. The Merger Agreement provides that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction (or waiver, to the extent permissible under the Merger Agreement) of the conditions to the Merger, Purchaser shall, in accordance with the MBCL, be merged into the Company, whereupon the separate existence of the Purchaser shall cease, and the Company shall continue as the Surviving Corporation. Pursuant to the Merger, each Share outstanding immediately prior to the Effective Time of the Merger (other than (i) Shares held by the Company or any wholly-owned subsidiary of the Company, (ii) Shares held by any affiliates of Purchaser, and (iii) Shares held by shareholders who have demanded and perfected, and have not withdrawn or otherwise lost, appraisal rights, if any, under the MBCL) will be canceled and converted automatically into the right to receive the Merger Consideration. The Merger Agreement is more fully described in "The Merger Agreement."

BACKGROUND OF THE MERGER

         Management of the Company and Parent were generally familiar with each other as a result of the business relationships between the Company and Parent discussed below. In March 1997, Salvatore J. Vinciguerra, the then President and Chief Executive Officer of the Company, and Paul F. Avery, Jr., the then Chairman of the Company Board, visited Japan and met with Akira Yamamura, the President and Chief Executive Officer of Parent, to discuss a potential transaction between the companies. Messrs. Avery and Yamamura discussed in general terms the merits of combining the two companies and various alternative transaction structures, including the acquisition by Parent of the Company for cash or for stock of the Parent. Several weeks following this meeting, Messrs. Vinciguerra, Avery and Yamamura met in Boston to further discuss a potential transaction between the companies. However, the parties did not reach any agreement at this time and did not continue discussions following the Boston meeting.

         In June 1999, Parent retained The Bank of Tokyo_Mitsubishi, Limited ("BTM") and Knox & Co. ("Knox") to evaluate a potential acquisition of the Company as a part of Parent's global strategy. As a result of the evaluation by BTM and Knox, Parent decided again to approach the Company.

         On July 28, 1999, Mr. Yamamura, called Mr. Avery to discuss whether the Company might have an interest at that time in exploring a potential transaction with Parent that would combine the companies. Based on this discussion, Messrs. Avery and Yamamura agreed to undertake more extensive discussions and have representatives of the Company meet with Parent's financial advisors.

         On August 5, 1999, at Mr. Yamamura's request, Mr. Avery and William B. Ford, the Vice President and Chief Financial Officer of the Company, met with representatives of Parent's financial advisor. At this meeting, Parent's financial advisor explained to Messrs. Avery and Ford, Parent's desire to combine the two companies as part of Parent's global acquisition strategy. On behalf of Parent, its financial advisor at this meeting proposed an acquisition of the Company by Parent in a transaction in which the shareholders of the Company would receive an aggregate of $35 million (or approximately $6.00 per share) in cash. The proposal was subject to various conditions, including a satisfactory due diligence investigation of the Company, negotiation of definitive documentation acceptable to both companies and the approval of the Boards of Directors of both companies.

         On August 16, 1999, the Company and Parent entered into a Confidentiality Agreement to permit the exchange of confidential information between the parties for the purpose of evaluating the merits of a potential transaction between the companies. The Confidentiality Agreement also provided that, with certain exceptions, until the date that is two years from the date of the Confidentiality Agreement, neither Parent nor any of its representatives would, among other things, acquire any securities of the Company or seek to effect a tender offer, merger or other business combination transaction involving the Company. Pursuant to the Confidentiality Agreement, the Company thereafter provided Parent and its financial advisors and legal counsel with certain information concerning the Company's business, operations and financial condition.

         On August 23, 1999, Messrs. Avery and Yamamura met to continue discussions concerning a potential transaction following a review by Parent of the information provided to Parent by the Company. Mr. Yamamura affirmed Parent's desire to proceed with an acquisition of the Company at an aggregate cash purchase price of $35 million. Parent, with its representatives, conducted a due diligence review of the Company from September 8, 1999 through September 24, 1999 in Nashua, New Hampshire. At the same time, Parent, along with its legal representative and BTM and Knox, negotiated the specific terms of the Merger Agreement with the Company.

         On August 31, 1999, the Company Board held a meeting to discuss Parent's proposal to acquire the Company for an aggregate cash purchase price of $35 million. At this meeting, the Company Board discussed the Company's current business plan in view of Parent's all cash proposal, which would provide the Company's shareholders' with full liquidity for their investment at a price significantly greater than the recent trading price of the Company's stock. The Company Board also discussed management's discussions with a potential strategic partner ("Company A") that had expressed an interest in exploring a possible acquisition of the Company. Mr. Avery informed the Company Board that representatives of Company A had informed him that Company A was no longer interested in pursuing a possible acquisition of the Company because Company A had concluded that certain business lines of the Company were not a strategic fit with Company A's businesses. Following these discussions, the Company Board authorized management to continue discussions with Parent concerning a potential transaction with the objective of obtaining a higher price and other favorable terms. The Company Board also authorized management to seek bids from various financial advisors for the purpose of engaging a financial advisor to evaluate the fairness from a financial point of view of the consideration to be received by the Company's shareholders in any transaction that might be considered by the Company Board. In addition, the Company Board authorized management to continue to pursue other potential bidders through The Bigelow Company, an investment banking concern familiar with the Company's industry ("Bigelow").

         Following the meeting of the Company Board on August 31, 1999, Parent, its financial advisors and the Company continued discussions concerning a potential acquisition of the Company by Parent, and, in particular, the amount of the cash purchase price. After further negotiations between the parties, Parent increased its proposed cash purchase price to $6.25 per share. In addition, the parties began negotiating the terms of a draft Merger Agreement prepared by Parent's legal counsel and the arrangements for senior management of the Company following the completion of a transaction.

         During this period, the Company, with the assistance of Bigelow, contacted several other potential strategic partners to determine whether such parties might have an interest in pursuing a transaction with the Company. The Company also received bids from various investment banking firms to evaluate the fairness from a financial point of view of the consideration to be received by the Company's shareholders in any proposed transaction involving the Company. Following the receipt of such bids, the Company retained Advest to advise the Company with respect to such matters.

         On September 9, 1999, the Company Board met to discuss the status of negotiations with Parent, including the price and other proposed terms. At this meeting, Mr. Avery informed the Company Board that Parent had increased its proposed cash purchase price from $6.00 per share to $6.25 per share. Management also updated the Company Board on the progress being made by Bigelow to solicit indications of interest from other potential strategic partners. The Company Board then engaged in a discussion concerning the Company's current business plan in view of Parent's latest proposal. Following this discussion, the Board instructed management to continue negotiations of the terms of the proposed transaction with Parent and to continue pursuing other indications of interest.

         On September 21, 1999, Bigelow received a preliminary indication of interest from another company ("Company B") within the industries in which the Company operates. In its preliminary indication of interest, Company B expressed a willingness to acquire the Company for an aggregate cash purchase price of not more than $30 million. Management of the Company instructed Bigelow to inform Company B that it would have to significantly increase its proposed purchase price for the Company to continue to explore a potential transaction with Company B.

         On September 28, 1999, representatives of Company B met with Messrs. Avery and Ford and other representatives of the Company to discuss the strategic fit of the Company and Company B, although no new proposal by Company B resulted from that meeting.

         On September 29, 1999, Mr. Avery received a telephone call from a representative of another company ("Company C") within the industries in which the Company operates expressing an interest in exploring a potential transaction with the Company. Following a discussion, Mr. Avery and the representative from Company C agreed that representatives from Company C should meet in person with Messrs. Avery and Ford to further discuss Company C's interest. Bigelow also informed Mr. Avery the same day that Company B had decided not to pursue a transaction with the Company.

         On September 30, 1999, Messrs. Avery and Ford and other representatives of the Company met with representatives from another company ("Company D") within the industries in which the Company operates expressing an interest in exploring a potential transaction with the Company.

         On September 30, 1999, the Company Board held a meeting to discuss the status of negotiations with Parent and the Company's and Bigelow's efforts to solicit additional indications of interest. At this meeting, the Company Board discussed the terms of the draft Merger Agreement proposed by Parent, including the scope of the Company's ability to terminate the Merger Agreement to accept a more favorable transaction. Messrs. Avery and Ford also updated the Company Board on the status of the discussions with Company A, Company B, Company C and Company D.

         On October 1, 1999, Bigelow informed Mr. Avery that Company D had decided not to pursue a transaction with the Company.

         On October 4, 1999, representatives of Company C met with Messrs. Avery and Ford and other representatives of the Company to discuss Company C's interest in pursuing a potential transaction with the Company. Following this meeting, on October 5, 1999, Mr. Avery received a telephone call from a representative of Company C informing him that Company C had decided not to continue discussions with the Company concerning a possible transaction.

         On October 5, 1999, Mr. Avery met with Mr. Yamamura in Manchester, New Hampshire to discuss, among other things, employee matters, including his and Mr. Ford's role with the Company following completion of the proposed transaction.

         On October 6, 1999, the Company Board held a meeting at which Mr. Avery again reported on management's discussions with Company A, Company B, Company C and Company D. The Company Board also discussed the status of negotiations with Parent and the terms of the proposed transaction, including the purchase price. At the meeting, the Company's legal counsel described the current terms of the draft Merger Agreement and the Company Board discussed certain of them at length.

         Following the October 6, 1999, meeting of the Company Board and throughout the week of October 11, 1999, the parties continued negotiating the terms of the draft Merger Agreement. As a result of these negotiations, Parent indicated that it was willing to agree to a purchase price of $6.50 per share if the parties could agree on the other unresolved terms of the draft Merger Agreement and related documentation.

         On October 14, 1999, the Company Board met to consider the approval of the Merger Agreement and the transactions contemplated thereby. At that meeting, Messrs. Avery and Ford, together with the Company's legal counsel, updated the Company Board on the status of negotiations with Parent. Messrs. Avery and Ford updated the Company Board on the key issues under discussion and the relative positions of the parties with respect to such issues. The Company's legal counsel reviewed for the Company Board the terms of the Merger Agreement and the agreements with Messrs. Avery and Ford governing their involvement with the Company following completion of the transaction. In addition, Advest gave a presentation to the Company Board concerning the fairness, from a financial point of view, of the cash consideration to be received by the shareholders of the Company in the transaction. Following this presentation, Advest delivered its opinion to the effect that, as of the date of such opinion, the cash consideration of $6.50 per share to be received by the Company's shareholders in the transaction was fair, from a financial point of view, to the Company and its shareholders. The Company Board, after considering the terms of the Merger Agreement and after discussing and considering the analyses and opinion of Advest, determined that the Offer and the Merger were fair to and in the best interests of the Company and its shareholders, recommended that all shareholders tender their shares pursuant to the Offer, and authorized management to complete negotiations of, and execute, the Merger Agreement and related agreements. Preparation of final version of the Merger Agreement and related agreements continued through the evening of October 19, 1999 and into the morning of October 20, 1999. Early in the morning of October 20, 1999, the Company, Parent and Purchaser executed the Merger Agreement and issued a joint public announcement of the transaction.

         On October 26, 1999, Purchaser commenced the Offer, which expired at 12:00 midnight, New York City time, on November 23, 1999. On November 24, 1999 Purchaser announced that it had accepted for payment and would promptly pay for all Shares validly tendered pursuant to the Offer. Purchaser has subsequently paid for such Shares.

RECOMMENDATION OF THE COMPANY BOARD

         In reaching its determination regarding the transaction, the Company Board considered a number of factors, including, without limitation, the following:

                  (i) The Company's business, assets, management, strategic objectives, competitive position and prospects.

                  (ii) The Company's historical financial information and projected financial results, including those set forth in the strategic plans developed annually by the Company and management's most recent projections.

                  (iii) Historical market prices and trading information with respect to the shares of Common Stock and a comparison of these market prices and trading information with those of selected publicly_held companies operating in industries similar to that of the Company and the various price to earnings multiples at which the shares of Common Stock and the securities of these other companies trade.

                  (iv) A financial analysis of the valuation of the Company under various methodologies, including a discounted cash flow analysis, a selected comparable public companies analysis and a selected comparable transactions analysis.

                  (v) The prices and forms of consideration paid in selected recent comparable acquisition transactions, and the fact that the price to be paid under the Merger Agreement to holders of the shares of Common Stock compares favorably to the prices paid in other recent acquisition transactions of companies in similar industries.



                  (vi) The fact that the $6.50 per share price to be paid in the Offer and the Merger represents (A) a premium of 79% over $3.625, the closing price of a share of Common Stock on the Nasdaq National Market on October 13, 1999, and (B) a premium of 65% over $3.942, the sixty day average of the closing price of a share of Common Stock as of October 13, 1999.

                  (vii) The terms and conditions of the Merger Agreement, including the "all cash" nature of the transaction and the fact that (A) the Offer and Merger are not subject to a financing condition, (B) Parent and the Purchaser have agreed that shares of Common Stock not purchased in the Offer will receive pursuant to the Merger the same form and amount of consideration as the shares of Common Stock purchased in the Offer, and (C) the Company, under certain circumstances and subject to certain conditions (including the payment of liquidated damages to Parent) may terminate the Merger Agreement in order to execute an agreement with a third party providing for the acquisition of the Company on terms more favorable to the Company's shareholders than the Offer and the Merger.

                  (viii) The opinion of Advest, delivered to the Company Board on October 14, 1999, that as of such date, and based upon and subject to the limitations set forth therein, the cash consideration of $6.50 per share to be received by the Company's shareholders in the transaction was fair, from a financial point of view, to the Company and its shareholders.

         In view of the wide variety of factors considered by the Company Board, the Company Board did not find it practicable to, and did not assign relative weights to the factors set forth above. Rather, the Company Board reached its determination based on the totality of the circumstances and the advice presented to it by its financial and legal advisors.

         In analyzing the Offer and the Merger, the Company's management and the Company Board were assisted and advised by representatives of Advest and the Company's legal counsel, who reviewed various financial, legal and other considerations in addition to the terms of the Merger Agreement. Shareholders are urged to, and should, read such opinion carefully and in its entirety. The opinion was provided for the information and assistance of the Company Board in connection with its consideration of the Offer and the Merger. Such opinion addresses only the fairness from a financial point of view of the consideration to be received by the shareholders of the Company in the Offer and the Merger and does not constitute a recommendation to any shareholder as to whether to vote in favor of the Merger.

         The purpose of the Offer and the Merger is for Parent to acquire ownership of all of the outstanding shares of the Company. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of the Parent.

OPINION OF ADVEST.

         On October 14, 1999, Advest discussed and reviewed at a meeting of the Company Board its opinion that, as of such date, and based upon and subject to the limitations set forth in such opinion, the cash consideration of $6.50 per share to be received by the Company's shareholders in the transaction was fair, from a financial point of view, to the Company and its shareholders.

         Advest, as part of its investment banking business is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements of equity and debt and negotiated underwritings. Advest was selected by the Company to deliver a fairness opinion on this transaction based on Advest's experience as a financial advisor in mergers and acquisitions as well as Advest's investment banking relationship and familiarity with the Company. Advest believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the processes underlying its analyses and opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description.

         In rendering its opinion, Advest relied on the accuracy and completeness of all information supplied or otherwise made available to it by the Company, and did not independently verify such information, nor did Advest undertake an independent appraisal of the assets or liabilities of the Company. In arriving at its fairness opinion, Advest, among other things, reviewed:

                  (i)      a draft of the Merger Agreement;

                  (ii) the Company's Forms 10-K for the years 1996 through 1999 and the Company's Forms 10-Q for the quarters ended December 26, 1998 and March 27, 1999;

                  (iii)    comparative   financial   and   operating   data  for
                           companies identified as similar to the Company;

                  (iv)     the   pricing   and   financial   terms  of  business
                           acquisitions recently effected involving companies similar to the Company;

                  (v) operating projections for the Company prepared by senior management;

                  (vi) the financial condition, businesses, and prospects of the Company through discussions with members of senior management of the Company; and

                  (vii) such other financial studies and analyses deemed necessary by Advest.

         In rendering its opinion to the Company Board, Advest performed the following analyses and investigations:

                  (i) Advest compared the proposed purchase price per share to the trading range of the Company's common stock;

                  (ii) Advest compared the proposed purchase price and its implied ratios to sales, earnings, book value and cash flow ("multiples") to the same multiples calculated from current public market valuations of publicly traded companies deemed similar to the Company;

                  (iii) Advest compared the proposed purchase price and its implied multiples of sales and cash flow to the same multiples as calculated from valuations established in recent transactions of companies deemed similar to the Company;

                  (iv) Advest analyzed and compared the proposed purchase price to the value of estimated future free cash flows discounted to their current value; and

                  (v) Advest analyzed the Company's historical trading activity, including volume and price relationships.

         In addition, Advest performed such other analyses and investigations and took into account such other matters and information as it deemed necessary.

         The full text of the written Advest opinion dated October 14, 1999, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the scope of the review undertaken by Advest in rendering the Advest opinion, is attached as Annex B to this Information Statement. Shareholders are urged to read the Advest opinion carefully and in its entirety.

TRANSACTIONS BETWEEN PARENT AND THE COMPANY .

         Parent and the Company have had a long-standing business relationship with each other. In 1987, Parent acquired from the Company Nippon Ferrofluidics Corporation ("NFC"), which was a wholly-owned subsidiary of the Company.

          On May 2, 1983, the Company and NFC, then a wholly-owned subsidiary of the Company, entered into a License Agreement whereby the Company licensed to NFC ferrofluid technology for a period of three years. On May 2, 1986, the license was extended for one year. In connection with Parent's acquisition of NFC in 1987, the Company and NFC, then a wholly-owned subsidiary of Parent, entered into three separate agreements whereby the Company licensed ferrofluid technology and furnace technology to NFC and NFC licensed motor technology to the Company.

         In 1993, the Company and NFC entered into the Superseding 1993 Fluids License Agreement (the "1993 Agreement") that superseded and replaced all prior license agreements between the parties. Pursuant to the 1993 Agreement, all ferrofluid technology, with certain exceptions, owned by either party was licensed to the other party in perpetuity. At the time the 1993 Agreement was entered into, Parent made an up-front payment to the Company in the amount of
(Yen)850 million, which is being amortized in equal installments during the term of the 1993 Agreement. During each of fiscal 1997, 1998, and 1999, Parent incurred (Yen)68 million in royalty expense under the 1993 Agreement.

         In March 1998, Parent obtained certain U.S. patents relating to ferrofluids. On October 20, 1998, Parent and the Company entered into the 1998 Agreement Amending the Superseding 1993 Fluids License Agreement (the "1998 Agreement"). Pursuant to the 1998 Agreement, Parent granted to the Company the exclusive license to make, use, sell or otherwise distribute vacuum rotary feed through seals throughout the world other than in Asia. Pursuant to the 1998 Agreement, the Company ceased operations of its Japanese subsidiary whose operations related solely to these seals. Under the 1998 Agreement, the Company agreed to pay to Parent a 5% royalty on sales of vacuum rotary feed through seals or $50,000 per quarter, whichever is greater. The 1998 Agreement terminates on December 31, 2005, unless terminated sooner by mutual agreement of the parties. If terminated, the rights between the parties would revert back to the 1993 Agreement. The Company incurred $272,000 in royalty expense under the 1998 Agreement during fiscal 1999.

PROCEDURES FOR EXCHANGE OF CERTIFICATES.

         Parent and Purchaser will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Purchaser will cause the Exchange Agent to send to each holder of Shares (other than Parent and its subsidiaries) at the Effective Time a letter of transmittal and related instruments for use in such exchange. Stockholders should not return Share certificates until they receive a letter of transmittal.

         Each holder of Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a certificate representing such Shares, together with a properly completed letter of transmittal, the Merger Consideration payable for each Share represented by such certificate. Until so surrendered, each such certificate will represent after the Effective Time for all purposes only the right to receive such Merger Consideration, without interest thereon.

         After the Effective Time, there will be no further registration of transfers of Shares. If, after the Effective Time, certificates are presented to the Surviving Corporation, they will be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in the Merger Agreement. If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered certificate is registered, it will be a condition to such payment that the certificate so surrendered is properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pays to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         Any portion of the Merger Consideration made available to the Exchange Agent that remains unclaimed by the holders of Shares six months after the Effective Time will be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged them for the Merger Consideration prior to that time will thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such Shares. Notwithstanding the foregoing, neither Parent nor the Company will be liable to any holder of a certificate formerly representing Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         If any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the Shares represented by such certificate, as contemplated by the Merger Agreement.

APPRAISAL RIGHTS.

         If the Merger is completed, shareholders who object to the Merger are entitled to appraisal rights under Massachusetts law. In order to exercise those rights, you must comply with the procedures described below. Failure to comply with these procedures will result in the loss of appraisal rights. The description is only a summary and is qualified by reference to the relevant provisions of Massachusetts law, attached as Annex C. The following is a summary of the relevant provisions of Massachusetts law.

         In order to exercise appraisal rights, you must take the following steps:

                  o send a written objection to the Merger to the Company before the Special Meeting stating your intention to demand payment for your Shares if the Merger is approved and the Merger occurs;

                  o        do not vote in favor of the Merger; and

                  o send a written demand to the Company for payment for your Shares within twenty (20) days after you receive notice from the Company that the Merger has occurred. The Company will send the notice within ten (10) days after the Merger is completed.

         A vote by proxy or in person against the transaction alone does not constitute a demand for appraisal. If you file a written objection with the Company prior to the Special Meeting, you do NOT need to vote against the Merger. However, if you file a written objection with the Company prior to the Special Meeting and vote in favor of the Merger, you will be deemed to have waived your right to exercise appraisal rights.

         If you have followed the procedures set forth above and the Merger is completed, the Company will contact you in order to determine the fair value of your Shares. The "fair value" of your Shares will be determined as of the day before approval of the Merger by the Company shareholders and will exclude any value arising from the expectation of the Merger. If the Company and you have not agreed as to the fair value of your Shares within 50 days after you receive notice from the Company that the Merger has occurred, both you and the Company will have the right to have the court determine the fair value by filing a bill in equity in the Superior Court, Suffolk County, Massachusetts no later than four (4) months after the expiration of the negotiation period.

         The costs of the bill in equity, including the reasonable compensation and expenses of any master appointed by the court, shall be determined by the court and taxed against the parties as the court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees.

         The determination of fair value made by the court or special master will be binding on and enforceable by you and the other Company shareholders who have properly executed their appraisal rights.

         The fair value of the Shares could be more than, the same as, or less than $6.50.

         Your appraisal rights are your only remedy if you object to the Merger, unless the Merger is determined to have been illegal, fraudulent or in breach of the fiduciary duties of the Company Board. If you exercise your appraisal rights, after the Merger is completed you will not have any rights as a Company shareholder, including the right to receive notices of meetings, vote at meetings or receive dividends, if any.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND MERGER.

         INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. The Merger Agreement provides that for a period of six years from the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of the Merger Agreement (except for Ronald Moskowitz and Jan R. Kirk), or any person who becomes prior to the Effective Time, a Director, Officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a Director, Officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a Director, Officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of the Merger Agreement or any of the transactions contemplated thereby, whether in any case asserted or arising before or after the Effective Time, the Company, Purchaser and Parent agree to cooperate and use their reasonable best efforts to defend against and respond thereto. The Company shall indemnify and hold harmless, and after the Effective Time, Surviving Corporation and Purchaser shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement ("Losses") in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time).

         Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any claim, then from and after the Effective Time, the Company, the Surviving Corporation and the Purchaser shall advance to such Indemnified Party its legal and other expenses, subject to the provision that the Parent and/or the Purchaser may require an unsecured undertaking from the Indemnified Parties to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. The Indemnified Parties shall retain Goodwin, Procter & Hoar LLP (provided that no policy for D&O Insurance, as defined below, requires that counsel be chosen from an approved list, or if any such policy requires counsel to be chosen from an approved list, Goodwin, Procter & Hoar LLP is so named on the approved list) or other counsel to represent them in such matter, provided that such choice of other counsel is consented to by Purchaser or the Surviving Corporation (and/or the applicable insurance carriers), and which consent shall not be unreasonably withheld, and the Company, and the Surviving Corporation and Purchaser after the Effective Time, shall pay all reasonable fees and expenses of such counsel within 30 days after statements therefor are received. The Company, the Surviving Corporation and Purchaser will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided that none of the Company, the Surviving Corporation or Purchaser shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation and Merger Sub shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non_appealable, that indemnification of such Indemnified Party in the manner contemplated in the Merger Agreement is prohibited by applicable law.

         Notwithstanding the foregoing, any payment for indemnification shall be limited to a maximum of $20,000,000. For a period of two years from the Effective Time, Parent shall be responsible for such indemnification up to an aggregate $10,000,000, subject to the terms and restrictions contained in the Merger Agreement. In the event that after the Effective Time an Indemnified Party does not receive payment for any Losses from the Surviving Corporation or the carrier(s) of the D&O Insurance, as defined below, within ninety (90) days after the giving of an indemnification notice, Parent shall be obligated to pay to such Indemnified Party an amount or amounts equal to such Losses (subject to the $10,000,000 limit described above for all Losses incurred by the Indemnified Parties).

         The Merger Agreement provides that prior to the Effective Time the Company shall purchase extended reporting period endorsement of not less than $20,000,000 under the Company's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Time. To the extent the Company, Purchaser and/or Parent advances or pays any expenses or damages related to a Claim in advance of any reimbursement by an insurance carrier, the Company, Purchaser and/or Parent shall be entitled to any such reimbursement by such insurance carrier; and in the event of any claim against an insurance carrier for reimbursement for or payment of any of said expenses or damages, Company, Purchaser and/or Parent shall have the right to proceed against such carrier on behalf of themselves and the Indemnified Parties.

         Parent, the Purchaser and the Company have also agreed that in the event Parent or the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the foregoing indemnity obligations.

         COMPANY STOCK OPTIONS AND WARRANTS. The Merger Agreement provides that as of November 23, 1999, each outstanding option or warrant, whether or not then vested or exercisable, to purchase Shares shall be converted into, and shall become the right to receive a cash payment per stock option or warrant determined by multiplying (1) the number of Shares subject to such option or warrant and (2) the excess, if any, of the Merger Consideration over the exercise price per share of such option or warrant, subject to any required withholding of taxes. At the Acceptance Date, all outstanding options and warrants to purchase Shares (including those options that are not vested or exercisable at the time of the Merger) shall be canceled and be of no further force or effect except for the right to receive cash to the extent provided in the Merger Agreement, provided that the warrants may only be canceled with the consent of the holders of such warrants. Prior to the Acceptance Date and through the Effective Time, the Company shall take all actions (including, if appropriate, obtaining consents from holders of Company warrants and amending the terms of any Company plan) that are necessary to give effect to the transactions contemplated by the Merger Agreement.

         Based on Merger Consideration of $6.50, the Officers and Directors of the Company will receive approximately $707,856 in the aggregate in respect of their stock options. Messrs. Avery, Ford, Chorney, and Barton will receive $361,570, $96,840, $91,460, and $51,110 respectively in respect of their stock options.

         AGREEMENT WITH PAUL F. AVERY, JR. In connection with the Offer and the Merger, the Company, the Purchaser, Parent and Mr. Avery agreed that effective upon the Acceptance Date, Mr. Avery's employment with the Company will terminate and that Mr. Avery will serve as a consultant and advisor to the Company pursuant to the terms of a consulting agreement (the "Avery Consulting Agreement"). The Avery Consulting Agreement commenced as of the Acceptance Date and will continue for a period of three years. Under the Avery Consulting Agreement, the parties agreed that, in addition to the consulting fee of $10,000 per month, the Company will pay Mr. Avery $250,000 on the Acceptance Date (or, at Mr. Avery's option, over the three-year term on a weekly basis) and an additional $50,000 per annum advisory fee for so long as Mr. Avery is retained by the Company to provide advisory services. In addition, the Company will be required to maintain insurance on Mr. Avery's life in an amount of $1,000,000, payable as directed by Mr. Avery, for two years.

         AGREEMENT WITH WILLIAM B. FORD. In connection with the Offer and the Merger, the Company, Parent and Mr. Ford entered into an Employment Agreement (the "New Ford Employment Agreement") which became effective on the Acceptance Date. Under the New Ford Employment Agreement, the parties agreed that Mr. Ford's employment with the Company pursuant to the employment agreement dated as of September 23, 1996 terminated effective as of the Acceptance Date. The New Ford Employment Agreement will be effective until March 31, 2000 and provides that Mr. Ford will continue to serve the Company in an executive capacity. Under the New Ford Employment Agreement, Mr. Ford will receive a payment of $45,000 on the Company's first payroll date after January 1, 2000 and a further payment of $104,000 on the Company's first payroll date after January 1, 2001. Mr. Ford will also be compensated by the Company at the annual rate of $145,000, payable not less than twice a month. The parties also agreed that the consideration payable to Mr. Ford with respect to his options to purchase shares of Common Stock in connection with the Merger would be payable in installments as follows:
$50,000 on January 2, 2000, and $48,750 on January 2, 2001.

         In addition, Mr. Ford will be entitled to participate in the health, welfare, retirement and other fringe benefit plans which the Company makes available to management from time to time and will be entitled to accrue vacation days at the rate of four weeks per year. Mr. Ford will be given credit under all of the Company's employee benefits and policies, including for accrued vacation time, for all services prior to the Acceptance Date. Mr. Ford will be paid upon the termination of his employment with the Company for all accrued vacation time as of the termination date in accordance with the Company's policy.

         If Mr. Ford dies or becomes disabled during the term of the New Ford Employment Agreement, Mr. Ford's employment automatically terminates and he, or his beneficiary, as the case may be, will be entitled to any earned but unpaid salary. If Mr. Ford is terminated "for cause" (as defined in the New Ford Employment Agreement), he will be entitled to any earned but unpaid salary at the date of termination and the contribution by the Company to the cost of Mr. Ford's participation in the Company's group medical and dental insurance plans as permissible under applicable law and plan terms.

ACCOUNTING TREATMENT.

         The acquisition of the Shares in the Offer and the Merger will be treated as a "purchase" under generally accepted accounting principles.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

         The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder will recognize gain or loss for United States federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. Such gain or loss will be capital gain or loss if the Shares constitute capital assets in the hands of the shareholder. In the case of an individual holder of Shares, any such capital gain generally will be subject to a maximum United States federal income tax rate of 20% if the holder's holding period in such Shares was more than one year at the Effective Time. Any resulting capital loss will be subject to certain limitations on deductibility for United States federal income tax purposes.

         THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF SHAREHOLDERS, SUCH AS FINANCIAL INSTITUTIONS, BROKER-DEALERS, SHAREHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, FOREIGN CORPORATIONS AND PERSONS WHO RECEIVED PAYMENTS IN RESPECT OF OPTIONS OR WARRANTS TO ACQUIRE SHARES.

         THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE UNITED STATES ALTERNATIVE MINIMUM TAX, STATE AND LOCAL, AND FOREIGN TAX LAWS.

REGULATORY APPROVALS.

         Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), certain acquisitions may not be consummated unless certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied. Because Parent already owns more than 50% of the equity of the Company, the Company believes that the HSR Act is not applicable to the Merger.

         If any action is taken prior to completion of the Merger by any such government or governmental authority, Parent and the Company may not be obligated to complete the Merger. See "The Merger Agreement -- Conditions to the Merger."

SOURCE AND AMOUNT OF FUNDS.

         The total amount of funds required by the Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $38.8 million.

         The Purchaser obtained the funds required to purchase the tendered Shares (approximately $32.2 million for the 4,958,545 Shares) through a combination of capital contributions made to Purchaser and borrowings. Capital contributions have been made, in cash, in the aggregate amount of $20 million from Parent. The remaining $12.2 million required to purchase the tendered Shares was obtained from Parent pursuant to an inter-company loan between Purchaser and Parent in the amount of $15 million.

         Parent obtained the funds required to effect such capital contributions and loans from (i) approximately $15 million of its available cash on hand, (ii) approximately $3.8 million from the proceeds of borrowings under Parent's existing and new unsecured short-term lines of credit; and (iii) approximately $15 million pursuant to two loan agreements between Parent and The Bank of Tokyo-Mitsubishi dated November 19, 1999 in the amounts of (Yen) 1,000 million ($10 million) and (Yen) 500 million ($5 million) (the "Loan Agreements"). The Loan Agreements each have a term of six years and bear interest at the rate of 2.37%.

         The Company will use funds available under its existing credit facilities to pay the Merger Consideration and the remaining fees and expenses relating to the transaction (approximately $6.6 million).

                              THE MERGER AGREEMENT

         The following is a summary of the material terms of the Merger Agreement, a copy of which is attached as Annex A. Such summary is qualified in its entirety by reference to the Merger Agreement.

         THE OFFER. The Merger Agreement provided for the making of the Offer. The Offer expired at 12:00 midnight, New York City time, on November 23, 1999, and Parent subsequently purchased all of the 4,958,545 Shares tendered. As a result, Parent beneficially owns approximately 89% of the Shares as of the date of this Information Statement.

         BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the purchase of Shares by the Purchaser pursuant to the Offer and from time to time thereafter, the Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the number of Directors which is the product of (i) the total number of Directors on the Company Board (giving effect to the Directors designated by the Purchaser pursuant to this sentence) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser following such purchase bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as Directors of the Company including increasing the size of its Board or securing the resignations of such number of its incumbent Directors, or both, provided that the number of Directors constituting the Company Board shall be no less than five. At such time, the Company shall use its best efforts to cause persons designated by the Purchaser to constitute the same percentage as is on the Company Board of each committee of the Company Board, each Board of Directors of each of the Company Subsidiaries (as hereinafter defined) and each committee of such board, in each case to the extent permitted by law. Notwithstanding the foregoing, in the event that the Purchaser's designees are elected to the Company Board, until the Effective Time, the Company shall have at least two independent Directors. In the Merger Agreement, the Company has agreed to promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under the Merger Agreement, including mailing to shareholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable the Purchaser's designees to be elected to the Company Board. The Purchaser or Parent will supply the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. As used herein, "Company Subsidiary or Company Subsidiaries" shall mean all of the operational subsidiaries of the Company through which the Company currently conducts its businesses or has conducted its businesses during the two years preceding the date of the Merger Agreement.

         Pursuant to the Merger Agreement, Purchaser has designated Nozomu Yamamoto, Akira Yamamura and Richard R. Cesati, II to serve as directors of the Company. Paul F. Avery, Jr. and Howard F. Nichols have resigned from the Board of Directors of the Company. Accordingly the Company's Board of Directors is currently comprised of Dean Kamen, Dennis Stone, and Messrs. Yamamoto, Yamamura and Cesati. In addition, the following individuals have been elected as officers of the Company:

Richard R. Cesati, II            President
Akira Yamamura                   Chairman of the Board, Chief Financial Officer,
                                 Treasurer and Clerk
Masako Yatsuhashi                Assistant Clerk

         THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the MBCL, at the Effective Time, Purchaser will be merged with and into the Company. The Merger Agreement provides that the Merger will become effective upon the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts. As a result of the Merger, the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation.

         Pursuant to the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time other than (i) Shares held by the Company or any subsidiary of the Company, (ii) Shares held by any affiliates of Purchaser, and (iii) Shares held by shareholders who have demanded and perfected, and have not withdrawn or otherwise lost, appraisal rights, if any, under the MBCL, will be canceled and converted automatically into the right to receive $6.50 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). Each Share held by the Company as treasury stock or held by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company immediately prior to the Effective Time shall be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto.

         The Merger Agreement provides that the Directors of Purchaser at the Effective Time will be the Directors of the Surviving Corporation and that the Officers of Purchaser at the Effective Time will be the Officers of the Surviving Corporation, in each case, until successors are duly elected or appointed and qualified in accordance with applicable law. The Merger Agreement also provides that the Articles of Organization of the Purchaser in effect at the Effective Time will be the Articles of Organization of the Surviving Corporation, and that the By-Laws of the Purchaser will be the By-Laws of the Surviving Corporation, in each case, until amended in accordance with applicable law.

         SHARES OF DISSENTING HOLDERS. The Merger Agreement provides that notwithstanding anything to the contrary contained in the Merger Agreement, any holder of Shares with respect to which appraisal rights, if any, are granted by reason of the Merger under the MBCL and who does not vote in favor or consents in writing to the Merger and who otherwise complies with the provisions of Chapter 156B of the MBCL ("Dissenting Shares") shall not be entitled to receive any Merger Consideration pursuant to the terms of the Merger Agreement, unless such holder fails to perfect, effectively withdraws or loses his or her right appraisal right under the provisions of Chapter 156B of the MBCL. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under the MBCL, each Dissenting Share of such holder shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration.

         Any payments relating to Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Parent, Purchaser or any of Parent's other direct or indirect subsidiaries for such payment, nor shall the Company make any payment with respect to, or settle or offer to settle, any such demands.

         EXCHANGE OF SHARE CERTIFICATES. Pursuant to the Merger Agreement, immediately after the Effective Time, Parent and Purchaser shall take all steps necessary to cause to be deposited on a timely basis with the Exchange Agent funds necessary to provide for the payment of the Merger Consideration to each record holder of certificates (the "Share Certificates") that immediately prior to the Effective Time represented Shares converted into the right to receive the Merger Consideration. The Merger Agreement provides that Parent and Purchaser will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, the Merger Consideration to be paid in respect of the Shares. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the amount so deposited by Parent to holders of Shares entitled thereto. The amount deposited by Parent with the Exchange Agent shall not be used for any other purpose. Any and all amounts earned on such funds will be paid over to the Surviving Corporation.

         Pursuant to the Merger Agreement, promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Share Certificates formerly representing Shares converted into the right to receive the Merger Consideration pursuant to the Merger Agreement: (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon proper delivery of the Share Certificates to the Exchange Agent and (ii) instructions for use in surrendering the Share Certificates and receiving the Merger

Consideration. Upon surrender of a Share Certificate, the Exchange Agent shall pay the holder of such Share Certificate an amount equal to (A) the Merger Consideration, multiplied by (B) the number of Shares represented by such Share Certificate, upon payment the Share Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Share Certificate formerly representing shares of Common Stock surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Share Certificate so surrendered shall be properly endorsed (with signatures medallion guaranteed) or otherwise be in proper form for transfer and that the person surrendering such shares of Common Stock shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Share Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered and exchanged, each Share Certificate (other than Share Certificates representing Dissenting Shares, Shares held by any affiliate of Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company) shall represent solely the right to receive an amount equal to (A) the Merger Consideration, multiplied by (B) the number of Shares represented by such Share Certificate. In the event that any Share Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall pay, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration, provided, however, that the Company and/or the Surviving Corporation may, in its discretion, require the delivery of a suitable bond and/or indemnity.

         There shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Share Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged.

         Pursuant to the Merger Agreement, any portion of the Merger Consideration which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to the Surviving
Corporation, upon demand, and any shareholders of the Company who have not theretofore complied with the terms of the Merger Agreement shall thereafter look only to the Surviving Corporation for payment of their claim for any Merger Consideration.

         CONDITIONS TO THE MERGER. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger and the transactions contemplated thereby are subject to the satisfaction, at or before the Effective Time, of certain conditions, including:

                  (i) the shareholders of the Company shall have duly approved the Merger and the transactions contemplated by the Merger Agreement;

                  (ii) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated;

                  (iii) the consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any governmental entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental entity which prevents the consummation of the Merger, provided however, that the Company, the Parent and the Purchaser shall have used their best efforts to prevent any such rule, regulation, injunction, decree or other order, and to appeal as promptly as possible any injunction, decree or other order that may be entered;

                  (iv) all authorizations, approvals or consents required to permit the Merger shall have been obtained and are in full force and effect; and

                   (v) the Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer and such Shares will satisfy the minimum condition to the Offer.

         REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations of the parties thereto, including representations by the Company as to, among other things, (i) organization; (ii) capitalization; (iii) authorization and validity of the Merger Agreement and necessary action; (iv)
consents  and  approvals;  (v)  SEC  reports  and  financial  statements;   (vi)
undisclosed liabilities; (vii) absence of certain changes; (viii) disclosure documents; (ix) employee benefit plans and ERISA (as defined in the Merger Agreement); (x) litigation; (xi) compliance with applicable laws; (xii) taxes;
(xiii) real property; (xiv) intellectual property; (xv) contracts; (xvi) environmental laws and regulations; (xvii) labor matters; (xviii) brokers or finders; (xix) opinion of financial advisors; (xx) Board recommendation; (xxi) insurance; (xxii) permits; (xxiii) customer relationships and warranties; and
(xxiv) year 2000.

         COVENANTS. Pursuant to the Merger Agreement, the Company has covenanted that, the Company shall use its reasonable best efforts to, and shall cause each of the Company Subsidiaries to use its reasonable best efforts to, conduct its operations in the ordinary and usual course of business consistent with past practice and use all reasonable efforts to preserve intact their respective business organizations' goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise permitted by the Merger Agreement or as required by applicable law, rule or regulation prior to the Effective Time, without the consent of the Purchaser, which consent shall not be unreasonably withheld, the Company will not, and will cause each of the Company Subsidiaries not to:

                  (a) amend or propose to amend their respective charters or bylaws; or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution in respect of any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for dividends and distributions paid by Company Subsidiaries to other Company Subsidiaries or to the Company;

                  (b) (i) issue or authorize or propose the issuance of, sell, pledge or dispose of, or agree to issue or authorize or propose the issuance of, sell, pledge or dispose of, any additional shares of, or any options, warrants dividend entitlement rights, or rights of any kind to acquire any shares of, their capital stock of any class, any debt or equity securities convertible into or exchangeable for such capital stock or any other equity related right (including any phantom stock or stock appreciation rights ("SARs")), other than any such issuance pursuant to options, warrants, rights or convertible securities outstanding as of the date of the Merger Agreement;
                           (ii)  acquire  or  agree to  acquire  by  merging  or
                           consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole; (iii) sell (including by sale-leaseback), lease, pledge, dispose of or encumber any assets or interests therein, which are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole, other than in the ordinary course of business and consistent with past practice; (iv) incur or become contingently liable with respect to any material indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities or otherwise incur any material obligation or liability (absolute or contingent) other than short-term indebtedness in the ordinary course of business and consistent with past practice or otherwise pursuant to credit facilities as disclosed as part of the Merger Agreement; (v) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of its capital stock or (y) long-term debt other than as required by governing instruments relating thereto; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                  (c) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other arrangements or agreements with any directors, officers or key employees except for (i) normal salary increases and merit bonuses,
                           (ii) arrangements in connection with employee transfers or (iii) agreements with new employees, in each case, in the ordinary course of business and consistent with past practice; or agree or implement an across the board increase in employee compensation except in the ordinary course of business consistent with past practice;

                  (d) adopt, enter into or amend any, or become obligated under any new bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or
                           arrangement   for  the  benefit  or  welfare  of  any
                           employee or retiree, except as required to comply with changes in applicable law occurring after the date hereof;

                  (e) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

                  (f) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company incurred in the ordinary course of business consistent with past practice;

                  (g) authorize, commit to or make any equipment purchases or capital expenditures other than in the ordinary course of business and consistent with past practice (provided, that such purchases and/or expenditures shall, individually, be no more than $50,000, and, in the aggregate, be no more than $250,000); or

                  (h) except as otherwise permitted in the Merger Agreement, take or agree to take any of the foregoing actions or any action that would, or is reasonably likely to, result in any of its representations and warranties set forth in the Merger Agreement becoming untrue, or in any of the conditions to the Merger Agreement set forth in the Merger Agreement not being satisfied.

         NO SOLICITATIONS. The Company has agreed that it will not, and will use its best efforts to cause any officers, directors, employees and investment bankers, attorneys or other agents retained by the Company or any of the Company Subsidiaries not to,

                  (i) initiate or solicit, directly or indirectly, any inquiries or the making of any Acquisition Proposal (as hereinafter defined), or

                  (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal (other than the transactions contemplated hereby).

         Notwithstanding anything to the contrary contained in the Merger Agreement, the Company, and its Officers, Directors, investment bankers, attorneys or agents, may:

                  (a)      participate   in    discussions    or    negotiations
                           (including, as a part thereof, making any counterproposal) with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") if either: (1) the Board determines in good faith, after consultation with its financial advisor, that such third party is reasonably likely to submit an Acquisition Proposal, which is a Superior Proposal (as hereinafter defined), or (2) the Board determines in good faith, based upon advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information may be inconsistent with the Board's fiduciary duties under applicable law, or

                  (b) following receipt of an Acquisition Proposal, disclose to its shareholders the Company's position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act or otherwise make any other necessary disclosure to its shareholders related to an Acquisition Proposal.

         The Company has agreed that, as of the date of the Merger Agreement, it shall immediately cease and cause to be terminated any discussions or negotiations with any parties (other than the Purchaser and Parent) conducted heretofore with respect to any of the foregoing. The Company has agreed not to release any third party from any confidentiality or standstill agreement to which the Company is a party provided, however, that the Company can release any third party from any such standstill agreement if the Board determines in good faith, after consultation with its outside legal counsel, that the failure to so release such party from the standstill agreement may be inconsistent with the Board's fiduciary duties under applicable law. The Company also has agreed that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement substantially similar to the confidentiality provisions of the confidentiality agreement entered into between the Company and Parent.

         As used herein, "Acquisition Proposal" shall mean any bona fide proposal made by a third party to acquire (i) beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of a 51 percent or greater equity interest in the Company or (ii) all or substantially all of the business or assets of the Company (other than the transactions contemplated by the Merger Agreement). As used herein, "Superior Proposal" means any Acquisition Proposal which the Board, by resolution duly adopted determines, after consultation with its financial advisor, to be more favorable to the Company and its shareholders than the transactions contemplated by the Merger Agreement.

         TERMINATION; FEES AND EXPENSES. The Merger Agreement provides that it may be terminated and the Offer (if not then already consummated) and/or the Merger may be abandoned at any time (the "Termination Date") prior to the Effective Time, whether before or after shareholder approval thereof:

                  (a) by mutual consent of the Company, Parent and the Purchaser;

                  (b) by either of the Company, on the one hand, or Parent and the Purchaser, on the other hand:

                           (i) if, without any material breach by the terminating party of its obligations under the Merger Agreement, the Purchaser or its permitted assignees shall not have purchased Shares pursuant to the Offer on or prior to 60 days after the commencement of the Offer, provided, however, that neither the Purchaser, Parent nor the Company shall terminate the Merger Agreement prior to February 29, 2000, if all conditions to the Offer set forth on Annex A to the Merger Agreement have been satisfied or, to the extent permitted, waived, except that Shares shall not have been purchased by the Purchaser by reason of any applicable waiting period under the HSR Act in respect to the Offer not having expired or been terminated;

                           (ii) if there shall have been issued an order, decree or ruling or taken any other action (which order, decree ruling or other action the parties hereto shall use their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking termination shall have complied fully with its obligations under
                                    Section 6.9 of the Merger Agreement, or

                           (iii) if the minimum condition shall not have been satisfied, in which case neither the Parent, the Purchaser nor any of their affiliates shall be permitted to accept for payment or pay for any Shares unless and until the Company shall have provided the Purchaser with written notice stating that the Company is not exercising its right to terminate the Merger Agreement pursuant to its terms;

                  (c)      by the Company:

                           (i) if the Board shall have (A) withdrawn, modified or changed in a manner adverse to the Purchaser its approval or recommendation of the Merger Agreement, or the Merger and
                                    (B) either  (x)  determined  in good  faith,
                                    after   consultation   with  its   financial
                                    advisor, that a third party has submitted to the Company an Acquisition Proposal which is a Superior Proposal, or (y) determined in good faith, upon the advice of outside legal counsel, that the failure to take such action as set forth in the preceding clause
                                    (A) may be inconsistent with the Board's fiduciary duties under applicable law; or

                           (ii) if Parent or the Purchaser (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Merger Agreement or (y) breaches its representations and warranties in any material respect and such breach would have a Parent Material Adverse Effect (as defined below), in such case in connection with the termination of the Merger Agreement after the Acceptance Date such that the conditions set forth in Section 7.1 of the Merger Agreement would not be satisfied; provided, however, that after the Acceptance Date if any such breach is curable by the breaching party, the Company may terminate the Merger Agreement pursuant to such agreement only after the passage of 30 days from the written notification to Parent and the Purchaser by the Company of the breach, and provided further that such breach has not been cured within the 30 day period, provided, however, that the Termination Date shall be delayed to give the breaching party the opportunity to cure during the 30 day period;

                  (d)      by Parent and the Purchaser:

                           (i) if the Company (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Merger Agreement or (y) breaches its representations and warranties and such breach would have a Company Material Adverse Effect (as defined below), in each case such that the conditions set forth in the Merger Agreement would not be satisfied; provided, however, that after the Acceptance Date if any such breach is curable  by  the  Company,  then  Parent  or
                                    Purchaser may terminate the Merger Agreement
                                    pursuant to the Merger  Agreement only after
                                    the  passage  of 30 days  from  the  written
                                    notification to the Company by Parent or the
                                    Purchaser   of  the  breach,   and  provided
                                    further that such breach has not been cured within the 30 day period, provided, however that the Termination Date shall be delayed to give the breaching party the opportunity to cure during the 30 day period;

                           (ii) if the Board shall have withdrawn, modified or changed in a manner adverse to the Purchaser its approval or recommendation of the Merger Agreement, or the Merger or shall have recommended an Acquisition Proposal involving the Company or shall have executed an agreement in principal or definitive agreement relating to an Acquisition Proposal involving the Company or similar business combination with a person or entity other than Purchaser or its affiliates (or the Board resolves to do any of the foregoing) provided, however, that prior to terminating the Merger Agreement as a result of a third party Acquisition Proposal, the Company shall give Purchaser telephonic notice of at least forty-eight hours in advance of such termination;

                           (iii) if for any five consecutive trading days prior to the Effective Time, the Dow Jones Industrial Average shall be less than 6,500 on each of such days; or

                           (iv) if due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A to the Merger Agreement, the Purchaser shall have failed to commence the Offer on or prior to five days following the initial public announcement of the Merger Agreement.

         As used herein, "Company Material Adverse Effect" shall mean a material adverse effect on the current business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, and "Parent Material Adverse Effect" shall mean a material adverse effect on the current business, results of operations or financial condition of the Parent and its subsidiaries, taken as a whole.

         In the event of the termination of the Merger Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision thereof pursuant to which such termination is made, and the Merger Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, the Purchaser or the Company or their respective Directors, Officers, employees, shareholders, representatives, agents or advisors other than, with respect to Parent, the Purchaser and the Company, the obligations pursuant to the Merger Agreement. Nothing contained in the Merger Agreement shall relieve Parent, the Purchaser or the Company from liability for fraud or willful breach of the Merger Agreement.

         If the Merger Agreement is terminated by the Company pursuant to clause
(c)(i) above or by Parent and the Purchaser pursuant to clause (d)(ii) above, the Company shall pay to Purchaser a fee of $3,000,000 in cash.

         EMPLOYEE BENEFITS. The Merger Agreement provides that the Parent will cause the Surviving Corporation to honor all obligations under the Company's current employment and severance agreements and the Company's general severance policy. The Merger Agreement further provides that for a period of one year following the Effective Time, the Company's employees will continue to participate in the Company's benefit plans (other than stock option or stock purchase plans) on substantially similar terms to those in effect at the time the Merger Agreement was executed and that following such period, the Company and any of the Company Subsidiaries and successors shall provide their employees with employment benefits substantially similar in the aggregate to the benefits they received prior to the Effective Time.

         Access to Information. The Company has agreed that, upon reasonable notice, the Company shall (and shall cause each of the Company Subsidiaries to) afford to Parent and its officers, employees, accountants, counsel, financing sources and other representatives, access, during normal business hours during the period prior to the earlier of the Effective Time or the date of termination of the Merger Agreement, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of the Company Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that nothing herein shall require the Company or any of the Company Subsidiaries to disclose any information to Parent if such disclosure would be in violation of applicable laws or regulations of any Governmental Entity or the provisions of any confidentiality agreement to which the Company is a party.

      SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

         The following table sets forth information as to beneficial ownership of Shares of each director and executive officer of the Company as of December 27, 1999.


                                                      Shares
Directors and Executive                             Beneficially                           Percent of
Officers                                              Owned (1)                             Class (2)
------------------------------------           -----------------------               ----------------------
Dean Kamen                                               750                                    *

Dennis R. Stone                                           0                                     *

Akira Yamamura                                            50                                    *

Nozomu Yamamoto                                           0                                     *

Richard R. Cesati, II                                     0                                     *

Masako Yatsuhashi                                         0                                     *

All directors and executive officers
        as a group (6 Persons)                           800                                    *

--------------------------
*        Less than 1%

(1) Beneficial share ownership is determined pursuant to Rule 13d-3 under the Securities Exchange Act. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth above as beneficially owned include Shares owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed.

(2) Percentages are calculated on the basis of 5,573,782 Shares outstanding as of December 27, 1999.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth information as to beneficial ownership of Shares of all persons known to the Company to beneficially own 5% or more of any class of voting stock of the Company as of December 27, 1999.

                                              Shares
Name and Address of                         Beneficially                           Percent of
Beneficial Owner                              Owned (1)                             Class (2)
-------------------------------       -----------------------               ------------------------
  Ferrotec Corporation                      4,958,545 (3)                              89%
  Sumitomo Bldg., #6
  Higashi Ueno
  Taito-Ku, Tokyo 110-0015 Japan

  Ferrotec Acquisition, Inc.                4,958,545                                  89%
  Sumitomo Bldg., #6
  Higashi Ueno
  Taito-Ku, Tokyo 110-0015 Japan

(1) Beneficial share ownership is determined pursuant to Rule 13d-3 under the Securities Exchange Act. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security.

(2) Percentages are calculated on the basis of 5,573,782 Shares outstanding as of December 27, 1999.

(3) Ferrotec Corporation is the parent of Ferrotec Acquisition, Inc. and is, therefore, deemed to beneficially own the Shares beneficially owned by Ferrotec Acquisition, Inc.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549; the SEC's regional offices located at Seven World Trade Center, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you without re-printing the information in this Information Statement by referring you to prior filings with the SEC. The information we incorporate by reference is an important part of this Information Statement. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended July 3, 1999, our amended Annual Report on Form 10-K for the fiscal year ended July 3, 1999 filed with the SEC on October 29, 1999, and our Quarterly Report on Form 10-Q for the quarter ended October 2, 1999. The amended Annual Report on Form 10-K and the Form 10-Q for the quarter ended October 2, 1999 accompany this Information Statement

         You may request a copy of these filings (other than an exhibit to any of these filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Ferrofluidics Corporation
40 Simon Street
Nashua, New Hampshire 03061
(603) 883-9800

         You should rely only on the information we have provided or incorporated by reference in this Information Statement or any supplement. We have not authorized any person to provide information other than that provided here. We have not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement or any supplement is accurate as of any date other than the date on the front of the document.

                   FORWARD-LOOKING STATEMENTS AND INFORMATION

         This Information Statement, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. You can identify our forward-looking statements by the words "expects," "projects," "estimates," "believes," "anticipates," "intends," "plans," "budgets," "predicts," "estimates" and similar expressions.

         We have based the forward-looking statements relating to our operations on our current expectations, estimates and projections about the Company and the industry in general. We caution you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements.

                                   By Order of the Board of Directors,

                                   /s/Akira Yamamura
                                   -------------------------------------
                                   Akira Yamamura, Clerk


Dated: December 29, 1999

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                              FERROTEC CORPORATION
                            (a Japanese corporation)

                           FERROTEC ACQUISITION, INC.
                          (a Massachusetts corporation)

                                       and

                            FERROFLUIDICS CORPORATION
                          (a Massachusetts corporation)


                                October 20, 1999

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (collectively, this "Agreement"), dated as of October 20, 1999, by and among FERROTEC CORPORATION, a Japanese corporation ("Ferrotec"), FERROTEC ACQUISITION, INC., a Massachusetts corporation (the "Merger Sub"), and FERROFLUIDICS CORPORATION, a Massachusetts corporation (the "Company").

         WHEREAS, the Merger (as hereinafter defined) and this Agreement require the affirmative vote of at least a majority of the issued and outstanding shares of the Company's Common Stock, par value $.004 per share (the "Common Stock"), for the approval thereof (the "Company Shareholder Approval");

         WHEREAS, the respective Boards of Directors of the Merger Sub and the Company have approved the merger of the Merger Sub with and into the Company, as set forth below (the "Merger"), in accordance with the Massachusetts Business Corporation Laws (the "MBCL"), and upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, it is proposed that the Merger Sub shall make a cash tender offer (the "Offer") to acquire all of the issued and outstanding shares of Common Stock of the Company for $6.50 per share of Common Stock (the "Per Share Amount"), in accordance with the terms and subject to the conditions of this Agreement;

         WHEREAS, subsequent to the consummation of the Offer, the holders, other than Merger Sub, of shares of Common Stock issued and outstanding immediately prior to the Effective Time (as hereinafter defined) will be entitled, subject to the terms hereof and other than as set forth herein, to receive the Cash Consideration (as hereinafter defined) pursuant to the Merger;

         WHEREAS, the Board of Directors of the Company (the "Company Board") has, subject to the terms and conditions set forth herein, (i) determined that the Offer and the Merger is in the best interests of the Company and its shareholders, and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend that the shareholders of the Company accept the Offer, tender their shares of Common Stock pursuant to and in accordance with the terms of the Offer and approve and adopt this Agreement; and

         WHEREAS, Ferrotec, the Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to set forth various conditions to the Merger.

         NOW,  THEREFORE,  in  consideration of the foregoing and the respective
representations,   warranties,   covenants  and  agreements  set  forth  herein,
Ferrotec, the Merger Sub and the Company agree as follows:

                                    ARTICLE I

                                    THE OFFER

         Section 1.1 (a) Provided this Agreement shall not have been terminated in accordance with the terms and conditions set forth herein, the Merger Sub shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the initial public announcement of the Merger Sub's intention to commence the Offer (treating the business day on which such public announcement occurs as the first business day). The obligation of the Merger Sub to accept for payment and pay for shares of Common Stock (the "Shares") tendered pursuant to the Offer shall be subject to the condition (the "Minimum Condition") that at least the number of Shares that, when added to the Shares already owned by Ferrotec and Merger Sub, shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any outstanding options, warrants or rights) shall have been validly tendered and not withdrawn prior to the expiration of the Offer, which shall be 20 business days after the date the Offer is commenced, unless so extended as provided for hereinafter (the "Expiration Date"), and also shall be subject to the satisfaction of the other conditions set forth in Annex A, attached hereto and incorporated herein by reference. The Merger Sub expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company no change may be made which decreases the price per Share payable in the Offer, which reduces the minimum number of Shares to be purchased in the Offer, or which amends or imposes conditions to the Offer in addition to those set forth in Annex A hereto. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition), the Merger Sub shall pay, as soon as practicable after it is legally permitted to do so under applicable law after expiration of the Offer, for all Shares validly tendered and not withdrawn. Notwithstanding the foregoing, if on the initial Expiration Date (which shall be 20 business days after the date the Offer is commenced) all conditions of the Offer shall have been satisfied or waived other than the Minimum Condition, Merger Sub shall extend the Expiration Date to the date that is ten (10) business days immediately following such initial Expiration Date. In addition, and notwithstanding the foregoing but subject to Section 8.1 hereof, if on such initial Expiration Date or any other Expiration Date, the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") in respect to the Offer shall not have expired or been terminated and all other conditions to the Offer shall have been satisfied or waived, Merger Sub shall be required to extend the Expiration Date until such waiting period shall have expired or been terminated.

         (b) As soon as reasonably practicable on the date of commencement of the Offer, Ferrotec and Merger Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Ferrotec, the Merger Sub and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Ferrotec and Merger Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the Schedule 14D-1 before it is filed with the SEC. In addition, Ferrotec and Merger Sub will give the Company and its counsel a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to the filing thereof, and will provide the Company and its counsel in writing with any comments, whether written or oral, Ferrotec, the Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

         Section 1.2 Company Action.

         (a) The Company hereby approves of and consents to the Offer and represents that (i) the Company's Board, at a meeting duly called and held on October 14, 1999, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the shareholders of the Company (the "Shareholders"), (B) approved and adopted this Agreement and the transactions contemplated hereby and (C) resolved to recommend that the Shareholders of the Company accept the Offer and approve and adopt this Agreement and the transactions contemplated hereby, subject to the Company's rights under Section
6.4 hereof; and (ii) Advest, Inc. has delivered to the Company's Board a written opinion that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents the recommendation of the Company's Board described above and the opinion obtained by the Company's investment bankers, described above.

         (b) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of the Company's Board described in Section 1.2(a), subject to the Company's rights under Section
6.4 hereof, and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9, promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), and any other applicable federal securities laws. The Company, Ferrotec, and the Merger Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Ferrotec, Merger Sub and their counsel shall be given the opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Ferrotec, the Merger Sub and their counsel in writing with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

         (c) The Company shall promptly furnish the Merger Sub with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. In addition, the Company shall furnish the Merger Sub with such additional information, including, without limitation, updated listings and computer files of Shareholders, mailing labels and security position listings, and such other assistance as the Merger Sub or its agents may reasonably request.

                                   ARTICLE II

                                   THE MERGER

         Section 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the MBCL, at the Effective Time, the Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

         Section 2.2 Effective Time. On the Closing Date, as hereinafter defined, the Company shall execute, in the manner required by the MBCL, and shall deliver to the Secretary of State of the Commonwealth of Massachusetts Articles of Merger duly executed and verified by the appropriate parties hereto, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The Merger shall become effective at such time as the Articles of Merger ("Articles of Merger"), accompanied by payment of the filing fee (as provided in Chapter 156B, Section 114 of the MBCL), have been examined by and received the endorsed approval of the Secretary of State of the Commonwealth of Massachusetts (the "Effective Time").

         Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the MBCL and as set forth herein. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Immediately following the Effective Time, the purpose of the Surviving Corporation shall be to perform scientific research and development and to engage in the inventing, manufacturing and selling of useful equipment, devices, processes, machinery and products, and in the rendering of related services, and to conduct such other business as may be lawful under the laws of the Commonwealth of Massachusetts.

         Section 2.4 Articles of Organization and By-Laws of the Surviving Corporation.


         (a) The Articles of Organization of the Merger Sub (the "Articles of Organization"), as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable law, or as otherwise contemplated hereby.

         (b) The By-Laws of the Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended, in accordance with the provisions thereof, hereof and applicable law.

         Section 2.5 Directors and Officers. Subject to applicable law, the directors of the Merger Sub shall be the initial directors of the Surviving Corporation and the officers of the Company shall be the initial officers of the Surviving Corporation and each shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         Section 2.6 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII (the "Closing Date"), at the offices of Akerman, Senterfitt & Eidson, P.A., One Southeast Third Avenue, 28th Floor, Miami, Florida 33131, unless another date or place is agreed to in writing by the parties hereto.


                                   ARTICLE III

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

         Section 3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of capital stock of the Merger Sub:

                      (a) Common Stock of Merger Sub. All of the shares of common stock, par value $.01 per share, of the Merger Sub (the "Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one-thousand shares of Common Stock of the Surviving Corporation.

                      (b) Cancellation of Treasury Stock. Each share of Common Stock that is owned by any affiliate of the Merger Sub, the Company or by any wholly-owned subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

                      (c) Retention or Exchange of Shares of Common Stock. Except as otherwise provided herein and subject to Section 3.7 with respect to shares of Common Stock as to which appraisal rights have been exercised, each share of Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a non-transferrable right to receive $6.50 in cash per share (the "Cash Consideration").

         Section 3.2 Options and Warrants; Stock Plans.

                     (a) Except as set forth on Section 3.2 (a) of the Company Disclosure Letter, each option and warrant held by an employee, officer or director of the Company and other persons to acquire shares of Common Stock ("Company Option" and "Company Warrant", respectively) that is outstanding immediately prior to the Acceptance Date (as hereinafter defined), whether or not then vested or exercisable, shall, simultaneously with the Acceptance Date, be canceled in exchange for, and the Merger Sub shall pay to the holder thereof, a single lump sum cash payment equal to the product of (1) the number of shares of Common Stock subject to such Company Option or Company Warrant and (2) the excess, if any, of the Cash Consideration over the exercise price per share of such Company Option or Company Warrant, subject to any required withholding of taxes, provided that with respect to Company Warrants, the parties hereto hereby agree and acknowledge that such Company Warrants may only be cancelled with the consent of the holders of such Warrants.

                     (b) Prior to the Acceptance Date, if necessary, and through the Effective Time, if also necessary, the Company shall use all reasonable efforts to (i) obtain consents from appropriate holders of Company Warrants and
(ii) make any amendments to the terms of such Company Options, Company Warrants or the compensation plans or arrangements related thereto that are necessary to give effect to the transactions contemplated by Section 3.2(a), provided, however, that no consent shall be necessary with respect to all of the outstanding Company Options which have been issued under stock option plans maintained by the Company. Notwithstanding any other provision of this Section, payment pursuant to this Section 3.2 may be withheld in respect of any Company Warrant until necessary or appropriate consents are obtained.

         Section 3.3 Exchange and Retention of Common Stock.

                     (a) Immediately following the Effective Time, Ferrotec and the Merger Sub shall take all steps necessary to cause to be deposited on a timely basis with the bank or trust company as shall be mutually acceptable to the Merger Sub and the Company, acting as the exchange agent (the "Exchange Agent") in an account (the "Exchange Fund") the aggregate Cash Consideration to which holders of shares of Common Stock shall be entitled at the Effective Time pursuant to Section 3.l(c).

                     (b) Promptly after the Effective Time, Merger Sub shall cause the Exchange Agent to mail to each record holder of certificates (the "Certificates") that immediately prior to the Effective Time represented shares of Common Stock, a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and instructions for use in surrendering such Certificates and receiving the Cash Consideration in respect thereof.

                     (c) In effecting the payment of the Cash Consideration in respect of shares of Common Stock represented by Certificates entitled to payment of the Cash Consideration pursuant to Section 3.l(c), upon the surrender of each such Certificate, the Exchange Agent at the time of such surrender shall pay the holder of such Certificate the Cash Consideration multiplied by the number of shares of Common Stock represented by such Certificate, in consideration therefor. Upon such payment, such Certificate shall forthwith be canceled.

                     (d) Until surrendered in accordance with paragraph (c) above, each Certificate (other than Certificates representing Dissenting Shares (as hereinafter defined) or shares of Common Stock held by any affiliate of the Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company) shall represent solely the right to receive the aggregate Cash Consideration relating thereto. No interest shall be paid or accrued on the Cash Consideration. If the Cash Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing shares of Common Stock surrendered therefor is registered, it shall be a condition to such right to receive such Cash Consideration that the Certificate so surrendered shall be properly endorsed (with signatures medallion guaranteed) or otherwise be in proper form for transfer and that the person surrendering such shares of Common Stock shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Cash
Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                     (e) Promptly  following  the date which is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, plus accrued interest thereon, if any, and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a share of Common Stock entitled to the payment of Cash Consideration may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the applicable aggregate Cash Consideration relating thereto, without any interest thereon.

                     (f) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Common Stock which were outstanding immediately prior to the Effective Time and which are entitled to the payment of Cash Consideration. In addition, after the Effective Time, holders of Certificates shall not be entitled to any voting rights or other rights attributable to the ownership of an equity interest in the Company, except as otherwise specifically set forth herein.

         Section 3.4 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Common Stock entitled to the payment of Cash Consideration with a record date after the Effective Time shall be paid to the holder of any such unsurrendered Certificate with respect to the shares of Common Stock represented thereby. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Common Stock issued in exchange therefor, without interest, at the time of such surrender, the Cash Consideration.

         Section 3.5 No Liability. None of Ferrotec, the Merger Sub, the Company, the Surviving Corporation, or the Exchange Agent shall be liable to any person in respect of any Cash Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the

Effective Time (or immediately prior to such earlier date on which the Cash Consideration would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)) any such distributions or cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

         Section 3.6 Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company and/or the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Company and/or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the amount to which such person is entitled pursuant to this Agreement.

         Section 3.7 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Shares ("Dissenting Shares") which are issued and outstanding immediately prior to the Effective Time and which are held by Shareholders of the Company who have filed with the Company, before the taking of the vote of the Shareholders of the Company to approve the Merger, written objections to such approval stating their intention to demand payment for such Shares, and who have not voted such Shares in favor of the adoption of the Merger will not be converted as described in Section 3.1(c) hereof, but will thereafter constitute only the right to receive payment of the fair value of such Shares in accordance with the applicable provisions of Chapter 156B of the MBCL (the "Appraisal Rights Provisions"); provided, however, that all Shares held by Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and retired and to have been converted, as of the Effective Time, into the right to receive the Cash Consideration, without interest, in the manner provided in
Section 3.1(c). Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid will not be paid by the Surviving Corporation as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if the Merger Sub abandons or is finally enjoined or prevented from carrying out, or the Shareholders rescind their adoption of, the Merger, the right of each holder of Dissenting Shares to receive the fair value of such Dissenting Shares in accordance with the Appraisal Rights Provisions will terminate, effective as of the time of such abandonment, injunction, prevention or rescission.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as otherwise disclosed to Ferrotec and the Merger Sub in a letter delivered to it at or prior to the execution of this Agreement (the "Company Disclosure Letter"), the Company represents and warrants to Ferrotec and the Merger Sub as follows:

         Section 4.1 Organization.

                     (a) Each of the Company and the Company Subsidiaries (as hereafter defined) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where failure to be so existing and in good standing or to have such power and authority would not have a material adverse effect on the current business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole (a "Company Material Adverse Effect"). Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not have a Company Material Adverse Effect. The Company has heretofore delivered to Merger Sub a complete and correct copy of each of its Articles of Organization and By-Laws, as currently in effect.

                     (b) Section 4.1(b)(i) to the Company Disclosure Letter lists all of the operational subsidiaries of the Company through which the Company currently conducts its businesses or has conducted its businesses during the two years preceding the date of this Agreement (individually, a "Company Subsidiary,"and collectively, the "Company Subsidiaries"), and their states of incorporation or country of incorporation or organization. Section 4.1(b)(ii) to the Company Disclosure Letter lists all of the non-operational subsidiaries of the Company which have not conducted any operations during the two years preceding the date of this Agreement (the "Non-Operational Subsidiaries"), and their states of incorporation or country of incorporation or organization. Except as set forth in Section 4.1(b)(ii) to the Company Disclosure Letter, the Company does not own an equity interest in or control, directly or indirectly, any other corporation, association, partnership or business organization other than the Company Subsidiaries and the Non-Operational Subsidiaries.

         Section 4.2 Capitalization.

                     (a) As of the date hereof, the authorized capital stock of the Company consists of 12,500,000 shares of Common Stock and 100,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), of which 100,000 shares have been designated as Series A Junior Participating Cumulative Preferred Stock (the "Series A Preferred Stock"). Section 4.2(a) of the Company Disclosure Letter sets forth a description of the Common Stock, the Preferred Stock and the Series A Preferred Stock. As of October 1, 1999 (i) 6,226,280 shares of Common Stock were issued and outstanding, (ii) 652,498 shares of Common Stock were issued and held in the treasury of the Company, and (iii) no shares of Preferred Stock were issued and outstanding. Since such date, no additional shares of capital stock have been issued except shares issued upon the exercise of the Company Options pursuant to the Company's stock option plans, pension plans and other similar employee benefit plans, all as described in the Company Disclosure Letter (the "Company Stock Plans"). All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and nonassessable. Except as provided herein or as disclosed in Section 4.2(a) of the Company Disclosure Letter and, except for the Company Stock Plans or the Company Rights Agreement (defined in Section 6.11 of this Agreement), as of the date hereof, there are no existing (i) options, warrants, dividend entitlement rights, stock appreciation rights, stock depreciation rights, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of the Company Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of the Company Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of the Company Subsidiaries, or (iii) voting trusts or similar agreements to which the Company or a Company Subsidiary is a party with respect to the voting of the capital stock of the Company and/or a Company Subsidiary.

                     (b) Except as set forth in Section 4.2(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company Subsidiaries are beneficially owned, directly or indirectly, by the Company, free and clear of all liens, pledge, security interests, claims or other encumbrances.

         Section 4.3 Authorization; Validity of Agreement; Necessary Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary approval of its Shareholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Company Board and, except for the approval of its Shareholders, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, subject to approval and adoption of the Merger by the Company's Shareholders (and assuming due and valid authorization, execution and delivery hereof by Ferrotec and Merger Sub) is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 4.4 Consents and Approvals; No Violations. Except as disclosed in Section 4.4 of the Company Disclosure Letter and except (a) for filings pursuant to HSR Act, applicable requirements under the Securities Act of 1933, as amended ("Securities Act") and the Exchange Act, (b) for the filing of the Articles of Merger, (c) for applicable requirements under corporation or "blue sky" laws of various states or (d) as otherwise specifically provided for in this Agreement, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Articles of Organization, as amended, or By-Laws, as amended, of the Company or the Company Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, Benefit Plan (as hereinafter defined, and with respect to any Benefit Plan, no liability or increased expense will be incurred as a consequence of the execution of this Agreement or the consummation of the transactions contemplated herein), or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "Company Agreements"), (iii) to the best knowledge of the Company, violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Company or any Company Subsidiary, any of the Company Subsidiaries or any of their properties or assets, or (iv) require on the part of the Company or any Company Subsidiary any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a "Governmental Entity") or any third party; except in the case of clauses (ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain would not have, individually and/or in the aggregate, a Company Material Adverse Effect or would have become applicable as a result of any acts or omissions by, or the status of facts pertaining to, solely Ferrotec or the Merger Sub.

         Section 4.5 SEC Reports and Financial Statements. The Company has filed all reports required to be filed by it with the SEC pursuant to the Exchange Act and the Securities Act since June 30, 1997 (as such documents have been amended since the date of their filing, collectively, the "Company SEC Documents"). The Company SEC Documents, as of their respective filing dates, or if amended, as of the date of the last such amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the Company SEC Documents fairly presents in all material respects the financial position of the Company and its consolidated subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of the Company and its consolidated subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the financial statements (including the related notes) included in the Company SEC Documents has been prepared in all material respects in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments. The consolidated balance sheet of the Company and its consolidated subsidiaries at July 3, 1999, together with the Notes thereto is herein sometimes referred to as the "Company Balance Sheet." The Company's and Company Subsidiaries' accounts receivables, as set forth in the Company Balance Sheet, have arisen from bona-fide transactions in the ordinary course of business consistent with past practice, and since July 3, 1999, have not been materially diminished in any manner other than by cash collections, establishment of reserves and write-offs, all in the ordinary course of business and consistent with past practice. The Company's and Company Subsidiaries' inventory, as set forth on the Company Balance Sheet, represents bona-fide inventory, and since July 3, 1999, has not been materially diminished in any manner other than the sale in the ordinary course of business consistent with past practice. Said inventory, as reflected on the Company Balance Sheet, does not include any material amount of inventory that is obsolete.

         Section 4.6 No Undisclosed Liabilities. Except (a) for liabilities incurred in the ordinary course of business since July 3, 1999, (b) for liabilities disclosed in the Company Balance Sheet (c) for liabilities incurred in connection with the Merger or otherwise as contemplated by this

Agreement and (d) as disclosed in Section 4.6 of the Company Disclosure Letter, since July 3, 1999, neither the Company nor any of the Company Subsidiaries has incurred any liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated subsidiaries as of July 3, 1999, except for liabilities that would, individually and/or in the aggregate, not have a Company Material Adverse Effect.

         Section  4.7 Absence of Certain  Changes.  Except as (a)  disclosed  in
Section 4.7 of the Company Disclosure Letter or (b) contemplated by this Agreement, between July 3, 1999 and the date of this Agreement nothing has occurred hereunder which would be considered to constitute a Company Material Adverse Effect.

         Section 4.8 Disclosure Documents. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents, in each case except for information supplied by Ferrotec or Merger Sub for inclusion therein, shall, at the respective times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to Shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company for inclusion in the proxy statement relating to the meeting of the Company's Shareholders (the "Special Meeting") to be held in connection with the Merger, as the same may be amended or supplemented from time to time (the "Proxy Statement"), if such Proxy Statement is required by law to be filed, will, either at the time of mailing of the Proxy Statement to Shareholders of the Company or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, if any, and Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act.

         Section 4.9 Employee Benefit Plans; ERISA.

                     (a) Section  4.9(a) of the Company  Disclosure  Letter sets forth a list of all employee benefit plans and all amendments thereto (including but not limited to plans described in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained by the Company or the Company Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company and the Company Subsidiaries would be deemed a "single employer" within the meaning of
Section 4001(b)(15) of ERISA other than benefit plans or arrangements mandated by law ("Benefit Plans") and all material employment and severance agreements with employees of the Company and the Company Subsidiaries ("Employee Agreements"), including, without limitation, any supplemental employee retirement plans (SERP's).

                     (b) With respect to each Benefit Plan, except as disclosed in Section 4.9(b) of the Company Disclosure Letter: (i) if intended to qualify under Section 401(a) of the Internal

Revenue Code of 1986, as amended (the "Code"), such plan has received a determination letter from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered in all material respects in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of the Company and/or the Company Subsidiaries; (iv) no disputes are pending, or, to the knowledge of the Company, threatened that might reasonably be expected to give rise to material liability on the part of the Company and/or the Company Subsidiaries (other than routine claims for benefits); (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that might reasonably be expected to give rise to material liability on the part of the Company and/or the Company Subsidiaries; and (vi) all contributions required to be made to such plan as of the date hereof (taking into account any extensions for the making of such contributions) have been made in full.

                      (c) No Benefit Plan is a "multiemployer pension plan,"as defined in Section 3(37) of ERISA, nor is any Benefit Plan a plan described in
Section 4063(a) of ERISA.

                      (d) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or the Company Subsidiaries or any ERISA Affiliate of incurring a material liability under such Title.

                      (e) No Benefit Plan has incurred an accumulated funding deficiency, as defined in Section 302 of ERISA or section 412 of the Code, whether or not waived.

                      (f) With respect to each Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA), except as set forth in Section 4.9(f) of the Company Disclosure Letter, no such plan provides medical or death benefits with respect to current or former employees of the Company or any of the Company Subsidiaries beyond their termination of employment (other than to the extent required by applicable law).

         Section 4.10 Litigation. Except as disclosed in Section 4.10 of the Company Disclosure Letter or as would otherwise not have a Company Material Adverse Effect, as of the date hereof, there is no action, suit, proceeding (other than any action, suit or proceeding resulting from or arising out of this Agreement or the transactions contemplated hereby) or, to the best knowledge of the Company, investigation pending or, to the best knowledge of the Company, action, suit, proceeding, audit or investigation threatened, involving the Company or any of the Company Subsidiaries, by or before any court, governmental or regulatory authority or arbitrator, irrespective of whether such action or proceeding is in the United States or abroad, or by any third party.

         Section 4.11 Compliance with Applicable Laws. Neither the Company nor any of the Company Subsidiaries is in default or violation of any term, condition or provision of any statute, law, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of the Company Subsidiaries, except for any such defaults or violations that would not have a Company Material Adverse Effect.

         Section 4.12 Taxes.

                      (a) Except as disclosed in Section 4.12 of the Company Disclosure Letter, the Company and each of the Company Subsidiaries have (i) timely filed all material Tax Returns, as defined below, required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such returns are complete in all material respects, (ii) paid or accrued all Taxes, as defined below, shown to be due and payable on such returns other than such Taxes as are being contested in good faith by the Company or the Company Subsidiaries, and (iii) to the knowledge of the Company and except as set forth in the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended July 3, 1999, properly accrued in all material respects all such Taxes for such periods subsequent to the periods covered by such returns.

                      (b) Except as disclosed in Section 4.12 of the Company Disclosure Letter, the Company is not aware of any ongoing federal, state or local audits or examinations of any Tax Return of the Company or the Company Subsidiaries.

                      (c) Except as disclosed in Section 4.12 of the Company Disclosure Letter, there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of the Company Subsidiaries, and to the Company's knowledge no power of attorney granted by either the Company or any of the Company Subsidiaries with respect to any Taxes is currently in force.

                      (d) Except as disclosed in Section 4.12 of the Company Disclosure Letter, neither the Company nor any of the Company's Subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes.

                      (e) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

         Section 4.13 Real Property. Except as set forth in Section 4.13 of the Company Disclosure Letter, the Company (including, as applicable, the Company Subsidiaries) owns all of the real and personal property included in the Company Balance Sheet (except assets recorded under capital lease obligations and such property as has been disposed of during the ordinary course of the Company's business since the date of the Company Balance Sheet), free and clear of any liens, claims, charges, exceptions or encumbrances ("Encumbrances"), except, in each case, for (a) Encumbrances reflected in the Company Balance Sheet, (b) Encumbrances or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (c) Encumbrances for current Taxes not yet due and payable. All the real property owned and/or leased by the Company is set forth on Section 4.13 to the Company Disclosure Letter. Section 4.13 of the Company Disclosure Letter sets forth a Fixed Asset Listing for the Company, Ferrofluidics, GmbH and Ferrofluidics, Ltd. Such Fixed Assets Listings are true and accurate in all material respects.

         Section 4.14 Intellectual Property. Except as disclosed in Section 4.14 of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, as of the date hereof, there are no pending or threatened claims of which the Company or the Company Subsidiaries have been given written notice, by any person against their use of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, patents and all applications therefore which are owned by the Company or the Company Subsidiaries and used in their respective operations as currently conducted (collectively, the "Company Intellectual Property"). The Company and the Company Subsidiaries have such ownership of or such rights by license, lease or other agreement to the Company Intellectual Property as are necessary to permit them to conduct their respective operations as currently conducted. In addition, a list of the patents, patents pending, and registered trademarks of the Company is set forth on Section 4.14 to the Company Disclosure Letter.

         Section 4.15 Contracts. Except as set forth in Section 4.15 of the Company Disclosure Letter, each agreement, contract, understanding and/or commitment to which the Company and/or the Company Subsidiaries is a party which is material to the Company's or the Company Subsidiaries' businesses (the "Material Contracts"), as further defined below, is in full force and effect and, to the knowledge of the Company, is valid and enforceable by the Company or a Company Subsidiary, as the case may be, in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in Section 4.15 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is in default in the observance or the performance of any term or obligation to be performed by it under any such Material Contract. To the knowledge of the Company, no other person is in material default in the observance or the performance of any term or obligation to be performed by it under any of the Material Contracts. For purposes of this Section 4.15, Material Contracts shall mean all agreements, contracts, understandings and/or commitments to which the Company or any Company Subsidiary is a party which either provide for the payment or receipt of payment for goods and/or services having a value equal to or in excess of $50,000 per annum, or which during the term thereof provide for the payment or receipt of payment for goods and/or services having a value in excess of $250,000. In addition, with respect to agreements, contracts, understandings and/or commitments to which the Company or the Company Subsidiaries is a party and which are not deemed Material Contracts hereunder (the "Other

Contracts"), there is no breach or default by the Company and/or the Company Subsidiaries under any of the Other Contracts that would have a Company Material Adverse Effect; and the Other Contracts were entered into in the ordinary course of business of the Company and/or the Company Subsidiaries.

         Section 4.16 Environmental Laws and Regulations. Except as set forth in
Section 4.16 of the Company Disclosure Letter or as would otherwise not have a Company Material Adverse Effect, (a) the Company and each of the Company Subsidiaries is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to protection of the environment (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by the Company and the Company Subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof; (b) neither the Company nor any of the Company Subsidiaries has received written notice of, or to the knowledge of the Company, is the subject of, any actions, causes of action, claims, investigations, demands, notices, or threats of any actions by any person and/or governmental and/or regulatory agency or body alleging liability under or non-compliance with any Environmental Law ("Environmental Claims"); and (c) the Company is not aware of and has not received written notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which is reasonably likely to give rise to any statutory liability, or otherwise form the basis of any claim, action, suit or proceeding under any Environmental Laws.

         Section 4.17 Labor Matters. Except as set forth in Section 4.17 of the Company Disclosure Letter, (a) neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, and (b) there is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiaries that would have a Company Material Adverse Effect.

         Section 4.18 Brokers or Finders. The Company represents, as to itself, the Company Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder' s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

         Section 4.19 Opinion of Financial Advisors. The Company has received the opinion of Advest, Inc. to the effect that, as of the date thereof, the Cash Consideration is fair, from a financial point of view, to the Shareholders of the Company, and such opinion has been supplied to Merger Sub.

         Section 4.20 Board Recommendation. The Company Board, at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its Shareholders, and (b) subject to the other provisions hereof, resolved to recommend that the holders of the shares of Common Stock approve this Agreement and the transactions contemplated hereby, including the Merger.

         Section 4.21 Insurance. The Company and the Company Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, as is customarily carried by reasonably prudent persons conducting businesses or owning or leasing assets similar to those conducted, owned or leased by the Company or any of the Company Subsidiaries. A list of all insurance policies and insurance coverage maintained for and on behalf of the Company and the Company Subsidiaries (other than Ferrofluidics, S.A.R.L. and Ferrofluidics, S.A.) is set forth in Section 4.21 of the Company Disclosure Letter.

         Section 4.22 Permits. The Company and the Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any court, governmental or regulatory authority necessary for the Company and the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), and, as of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company threatened, except, in each case, where the failure to possess any such Company Permits or the existence or threat of any such cancellation would not have a Company Material Adverse Effect.

         Section 4.23 Customer Relationships; Warranties. Except as set forth on
Section 4.23 of the Company Disclosure Letter, to the best of the Company's knowledge, the Company's and the Company's Subsidiaries' relationships with its customers, vendors, employees, licensees, and sublicensees are in all material respects satisfactory. Section 4.23 of the Company Disclosure Letter sets forth the approximate amount of warranty expense of the Company for each of the last three fiscal years.

         Section 4.24 Year 2000. Except as disclosed in Section 4.24 of the Company Disclosure Letter and as otherwise would not have a Company Material Adverse Effect, the Company has assessed, evaluated and reviewed all areas of the Company's and the Company Subsidiaries' business and operations that could be adversely affected in any material respect by date sensitive functions and has taken or will have taken prior to January 1, 2000 such action as the Company deemed or deems necessary to assess, evaluate and correct in all material respects all of the hardware, software, embedded microchips and other processing capabilities and capacities, directly or indirectly involving date sensitive functions, to ensure that its business and operations, including those of the Company Subsidiaries, will continue accurately and without material interruption or ambiguity using date information before, during and after January 1, 2000.


                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

         Except as otherwise disclosed to the Company in a letter delivered to it at or prior to the execution of this Agreement (the "Merger Sub Disclosure Letter"), Ferrotec and the Merger Sub represent and warrant to the Company as follows:

         Section 5.1 Organization. Ferrotec and the Merger Sub are corporations duly organized, validly existing and in good standing under the laws of Japan and the Commonwealth of Massachusetts, respectively, and each, respectively, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on the current business, results of operations or financial condition of the Ferrotec and its subsidiaries, taken as a whole (a "Ferrotec Material Adverse Effect"). Each of Ferrotec and the Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Ferrotec Material Adverse Effect. Merger Sub has heretofore delivered to Company a complete and correct copy of each of its Articles of Organization and By-Laws, as currently in effect.

         Section 5.2 Authorization: Validity of Agreement: Necessary Action. Each of Ferrotec and the Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Ferrotec and the Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by their respective Board of Directors and no other corporate action on the part of Ferrotec or Merger Sub is necessary to authorize the execution and delivery by Ferrotec or Merger Sub of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Ferrotec and the Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Ferrotec and the Merger Sub, enforceable against it in accordance with its terms, except that
(i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 5.3 Consents and Approvals: No Violations. Except as disclosed in Section 5.3 of the Merger Sub Disclosure Letter and except for (a) filings pursuant to the HSR Act, applicable requirements under the Securities Act and the Exchange Act, (b) the filing of the Articles of Merger, (c) applicable requirements under corporation or "blue sky" laws of various states or (d) as contemplated by this Agreement, neither the execution, delivery or performance of this Agreement by either Ferrotec or Merger Sub nor the consummation by either Ferrotec or Merger Sub of the transactions contemplated hereby will (i) violate any provision of the Articles of Organization or By-Laws of Merger Sub or the equivalent organizational documents of Ferrotec, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which either Ferrotec or Merger Sub is a party or by which it or any of its properties or assets may be bound (the "Ferrotec Agreements"), (iii) to the best knowledge of either Ferrotec or Merger Sub, violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to either Ferrotec or Merger Sub or any of their respective properties or assets, or (iv) require on the part of either Ferrotec
or  Merger  Sub  any  filing  or   registration   with,
notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain would not have, individually and/or in the aggregate, a Ferrotec Material Adverse Effect and would not materially adversely affect the ability of either Ferrotec or Merger Sub to consummate the transactions contemplated by this Agreement or would have become applicable as a result of any acts or omissions by, or the status of facts pertaining to, solely the Company.

         Section 5.4 Interim Operations of the Merger Sub. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

         Section 5.5 Capitalization of the Merger Sub: Interests in the Company. The authorized capital stock of the Merger Sub consists of 100,000 shares of common stock, $.01 par value per share. As of the close of business on October 14, 1999, 1,000 shares of Merger Sub Common Stock were issued and outstanding, all of which are entitled to vote, and no shares of Merger Sub Common Stock were held in the Merger Sub's treasury. All the outstanding shares of the Merger Sub's capital stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, there will be, at the Effective Time,
(a) no other shares of capital stock or other voting securities of the Merger Sub outstanding, (b) no securities of the Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of the Merger Sub and (c) no outstanding options or other rights to acquire from the Merger Sub, and no obligation of the Merger Sub to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Merger Sub (the items referred to in clauses (a), (b) and (c) being referred to collectively as the "Merger Sub Securities"). There are no outstanding obligations of the Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Securities. As of the date hereof, neither Ferrotec nor the Merger Sub nor any of their respective affiliates or associates (as those terms are defined in the Exchange Act), beneficially own any shares of Common Stock of the Company, except as set forth in Section 5.5 of the Merger Sub Disclosure Letter.

         Section 5.6 Disclosure Documents. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to the Shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Ferrotec and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives in writing, expressly for inclusion in the Offer Documents, which is contained in any of the foregoing documents or the Offer Documents. None of the information supplied or to be supplied by Ferrotec or Merger Sub for inclusion in the Proxy Statement will, either at the time of mailing of the Proxy Statement to Shareholders of the Company, or at the time of the Special Meeting, contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         Section 5.7 Required Financing. Ferrotec and Merger Sub (i) have commitments or credit facilities in place which, either alone or with cash presently on hand, will provide sufficient funds to purchase and pay for the Shares pursuant to the Offer and the Merger in accordance with the terms of this Agreement and to consummate the transactions contemplated hereby and (ii) will have on the Expiration Date, and at the Effective Time, sufficient funds to purchase and pay for the Shares pursuant to the Offer and the Merger, respectively, in accordance with the terms of this Agreement. Ferrotec's credit facilities permit Ferrotec to borrow money under such facilities and use such funds to purchase and pay for the Shares pursuant to the Offer and the Merger in accordance with the terms of this Agreement and to consummate the transactions contemplated hereby.

                                   ARTICLE VI

                                    COVENANTS

         Section 6.1 Interim Operations of the Company. The Company covenants and agrees that the Company shall use its reasonable best efforts to, and shall cause each of the Company Subsidiaries to use its reasonable best efforts to, conduct its operations in the ordinary and usual course of business consistent with past practice and use its reasonable best efforts to preserve intact their respective business organizations' goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise permitted by this Agreement or as specifically disclosed in the Company Disclosure Letter, or as required by applicable law, rule or regulation prior to the Effective Time, without the consent of Merger Sub, which consent shall not be unreasonably withheld, the Company will not, and will cause each of the Company Subsidiaries not to:

                     (a) amend or propose to amend their respective charters or bylaws; or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution in respect of any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for dividends and distributions paid by Company Subsidiaries to other Company Subsidiaries or to the Company;

                     (b) (i) issue or authorize or propose the issuance of, sell, pledge or dispose of, or agree to issue or authorize or propose the issuance of, sell, pledge or dispose of, any additional shares of, or any options, warrants, dividend entitlement rights, or rights of any kind to acquire any shares of, their capital stock of any class, any debt or equity securities convertible into or exchangeable for such capital stock or any other equity related right (including any phantom stock or SAR rights), other than any such issuance pursuant to options, warrants, rights or convertible securities outstanding as of the date hereof, and which derivative securities are set forth in the Company Disclosure Letter; (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole; (iii) sell (including by sale-leaseback), lease, pledge, dispose of or encumber any assets or interests therein, which are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole, other than in the ordinary course of business and consistent with past practice; (iv) incur or become contingently liable with respect to any material indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities or otherwise incur any material obligation or liability (absolute or contingent) other than short-term indebtedness in the ordinary course of business and consistent with past practice or otherwise pursuant to credit facilities set forth in Section 6.1(b) of the Company Disclosure Letter; (v) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of its capital stock or (y) long term debt other than as required by governing instruments relating thereto; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                     (c) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other arrangements or agreements with any directors, officers or key employee except for (i) normal salary increases and merit bonuses, (ii) arrangements in connection with employee transfers or (iii) agreements with new employees, in each case, in the ordinary course of business consistent with past practice; or agree or implement an across the board increase in employee compensation except in the ordinary course of business consistent with past practice;

                     (d) except as set forth in Section 6.1(d) of the Company Disclosure Letter, adopt, enter into or amend any, or become obligated under any new bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, healthcare, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law occurring after the date hereof;

                     (e) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

                     (f) otherwise than pursuant to credit facilities set forth in Section 6.1(b) of the Company Disclosure Letter, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company incurred in the ordinary course of business consistent with past practice;

                     (g) except as set forth in Section 6.1(g) of the Company Disclosure Letter, authorize, commit to or make any equipment purchases or capital expenditures other than in the ordinary course of business and consistent with past practice (provided, that such purchases and/or expenditures shall, individually, be no more than $50,000, and, in the aggregate, be no more than $250,000); or

                     (h) except as otherwise permitted by the terms of this Agreement, take or agree to take any of the foregoing actions or any action that would, or is reasonably likely to, result in any of its representations and warranties set forth in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article VII not being satisfied.

         Section 6.2 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of the Company Subsidiaries to) afford to Merger Sub and its officers, employees, accountants, counsel, financing sources and other representatives, access, during normal business hours during the period prior to the earlier of the Effective Time or the date of termination of this Agreement, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of the Company Subsidiaries to) furnish promptly to Merger Sub (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Merger Sub may reasonably request; provided, however, that nothing herein shall require the Company or any of the Company Subsidiaries to disclose any information to Merger Sub if such disclosure would be in violation of applicable laws or regulations of any Governmental Entity or the provisions of any confidentiality agreement to which the Company is a party. Notwithstanding the foregoing, (x) the Company may withhold any information if the Company determines in its sole discretion that the disclosure of such information would adversely effect the Company's competitive position within the industries which it conducts its business and
(y) if information is not being disclosed to Merger Sub, then Company shall inform Merger Sub that such information is not being disclosed, the reasons for such non-disclosure, and a general description of the information not so disclosed, to the extent such description does not violate or contravene any law, regulation or confidentiality agreement. Unless otherwise required by law and until the Effective Time, Ferrotec, Merger Sub and their representatives will hold any such information which is non-public in confidence in accordance with the provisions of the Confidentiality Agreement between the Company and Ferrotec Corporation, dated as of August 16, 1999 (the "Confidentiality Agreement").

         Section 6.3 Employee Benefit Matters.

                     (a) After the Effective Time, Ferrotec shall cause the Company to honor all obligations under (i) the existing terms of the employment and severance agreements to which the Company or any Company Subsidiary is presently a party, and which are set forth in the Company Disclosure Letter, except as may otherwise be agreed to by the parties thereto and (ii) the Company's and any Company Subsidiary's general severance policy as set forth in
Section 6.3 of the Company Disclosure Letter. For a period of one year following the Effective Time (the "Transition Period"), the Company Employees, as defined below, will continue to participate in the Benefit Plans (other than stock option or stock purchase plans) on substantially similar terms to those in effect on the date hereof. Following the Transition Period, the Company Employees will be permitted to participate in the employee benefit plans of Merger Sub or the Surviving Corporation as in effect on the date thereof on terms substantially similar to those provided to employees of Merger Sub or the Surviving Corporation.

                     (b) If any Company Employee becomes a participant in any employee benefit plan, practice or policy of Merger Sub, any of its affiliates or the Surviving Corporation, such Company Employee shall be given credit under such plan for all service prior to the Effective Time with the Company and the Company Subsidiaries and prior to the time such Company Employee becomes such a participant, for purpose of eligibility (including, without limitation, waiting periods) and vesting but not for any other purposes for which such service is either taken into account or recognized (including, without limitation, benefit accrual); provided, however, that such Company Employees will be given credit for such service for purposes of any vacation policy. In addition, if any Company Employees employed as of the Effective Time become covered by a medical plan of Merger Sub or the Surviving Corporation, such medical plan shall not impose any exclusion on coverage for preexisting medical conditions with respect to these Company Employees, except as otherwise required by the insurance carrier for such plans.

                     (c) All benefits described in Section 6.3(c) of the Company Disclosure Letter shall be deemed fully vested as of the Effective Time.

                     (d) For purposes of this Section 6.3, the term "Company Employees" shall mean all employees of the Company and the Company Subsidiaries immediately prior to the Effective Time, including those on lay-off, disability or leave of absence, paid or unpaid.

         Section 6.4 No Solicitation.

                     (a) The Company will not, and will use its best efforts to cause any officers, directors, employees and investment bankers, attorneys or other agents retained by the Company or any of the Company Subsidiaries not to,
(i) initiate or solicit, directly or indirectly, any inquiries or the making of any Acquisition Proposal (as hereinafter defined), or (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal (other than the transactions contemplated hereby). Notwithstanding anything to the contrary contained in this Section 6.4 or in any other provision of this Agreement, the Company, and its officers, directors, investment bankers, attorneys or agents, may:

                         (i) participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information or data to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") if either: (A) the Company Board determines in good faith, after consultation with its financial advisor, that such third party is reasonably likely to submit an Acquisition Proposal which is a Superior Proposal (as hereinafter defined), or (B) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or data may be inconsistent with the Company Board's fiduciary duties under applicable law, or

                         (ii) following receipt of an Acquisition Proposal, disclose to its Shareholders the Company's position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act or otherwise make any other necessary or advisable disclosure to its shareholders related to an Acquisition Proposal.

         The Company agrees that any non-public information furnished to a Potential Acquiror was or will be pursuant to a confidentiality agreement substantially similar to the confidentiality provisions of the Confidentiality Agreement.

                     (b) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide proposal made by a third party to acquire (i) beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of a 51% or greater equity interest in the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company including, without limitation, any single or multi-step transaction or series of related transactions which is structured in good faith to permit such third party to acquire beneficial ownership of a 51 % or greater equity interest in the Company or (ii) all or substantially all of the business or assets of the Company (other than the transactions contemplated by this Agreement).

                     (c) The term "Superior Proposal" shall mean any Acquisition Proposal which the Company Board by resolution duly adopted, determines, after consultation with its financial advisor, to be more favorable to the Company and its Shareholders than the transactions contemplated hereby.

                     (d) The Company shall immediately cease and cause to be terminated any discussions or negotiations existing as of the date hereof with any parties (other than Ferrotec and the Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality obligations of such third party under any confidentiality agreement or the standstill obligations of such third party under any standstill agreement to which the Company is a party, provided, however, that the Company can release any third party from any such standstill agreement if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to so release such party from said standstill agreement may be inconsistent with the Company Board's fiduciary duties under applicable law.

         Section 6.5 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Ferrotec and its affiliates and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Ferrotec nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any securities exchange or inter-quotation system.

         Section 6.6  Directors'  and Officers'  Insurance and  Indemnification.

                      (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof (except for Ronald Moskowitz and Jan R. Kirk), or any person who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company

Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time Surviving Corporation and Merger Sub shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement ("Losses") in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and the Surviving Corporation and Merger Sub after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (B) the Indemnified Parties shall retain Goodwin, Procter & Hoar LLP (provided that no policy for D&O Insurance, as defined below, requires that counsel be chosen from an approved list, or if any such policy requires counsel to be chosen from an approved list, Goodwin, Procter & Hoar LLP is so named on the approved list) or other counsel to represent them in such matter, provided that such choice of other counsel is consented to by Merger Sub or the Surviving Corporation (and/or the applicable insurance carriers), and which consent shall not be unreasonably withheld, and the Company, and the Surviving Corporation and Merger Sub after the Effective Time, shall pay all reasonable fees and expenses of such counsel within 30 days after statements therefor are received, and (C) the Company, the Surviving Corporation and Merger Sub will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided that none of the Company, the Surviving Corporation or Merger Sub shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation and Merger Sub shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Corporation and Merger Sub, thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Merger Sub except (i) to the extent such failure to notify materially prejudices such party, or (ii) in the event such failure to notify results in any insurance coverage being denied, to the extent such denial materially prejudices such party.

                      (b) Merger Sub agrees that all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees and agents of the Company and the Company Subsidiaries provided for in this Agreement and provided for in the Articles of Organization or By-Laws of the Company as in effect as of the date hereof with respect to matters occurring prior to or at the Effective Time, including the Offer, the Merger and the other transactions contemplated thereby, shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a "Claim") asserted or made within such period shall continue until the final disposition of such Claim. Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage and/or coverage under new policies from one or more other insurers (the "D & O Insurance") for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than $20,000,000, and have other terms not materially less favorable to, the insured persons than the directors' and officers' liability insurance coverage presently maintained or currently contemplated by the Company. To the extent the Company, Merger Sub and/or Ferrotec advances or pays any expenses or damages related hereunder to a Claim in advance of any reimbursement thereof by an insurance carrier, the Company, Merger Sub and/or Ferrotec shall be entitled to any such reimbursement thereof by such insurance carrier; and in the event of any claim against an insurance carrier hereunder for reimbursement for or payment of any of said expenses or damages, Company, Merger Sub and/or Ferrotec shall have the right to proceed against such carrier on behalf of themselves and the Indemnified Parties hereunder. Notwithstanding anything contained herein to the contrary, any payments for indemnification provided hereunder shall be limited in the aggregate with all other payments for indemnification (except as further limited below) to a maximum of $20,000,000. Ferrotec agrees hereunder to pay and to be responsible only for the payment obligations of the Surviving Corporation and the Merger Sub under this Section 6.6, provided that Ferrotec's obligation hereunder is subject to the limitations set forth below. Notwithstanding anything contained herein to the contrary, Ferrotec shall only pay and be responsible for the payment obligations of the Surviving Corporation and the Merger Sub under this Section 6.6 with respect to all Losses in connection with Claims arising within the two-year period following the Effective Time (including any Losses arising after such two-year period relating to such Claims and any Losses arising from Claims made after such two-year period that (i) are joined in a judicial proceeding with any Claim that arose within such two-year period, or (ii) arise from actions of an Indemnified Party upon which actions a Claim that is filed within such two-year period is based), up to an aggregate $10,000,000. With respect only to such Claims described in the preceding sentence such responsibility of Ferrotec shall continue until the final disposition of such Claims. In addition, if an Indemnified Party shall seek indemnification for a specific amount of Losses under this Section 6.6 with respect to a Claim, such Indemnified Party shall give written notice thereof (an "Indemnification Notice") to the Company and to any applicable insurance carrier (if prior to the Effective Time) and to Ferrotec and the Surviving Corporation (if after the Effective Time) and to the carriers of the D&O Insurance. In the event that after the Effective Time an Indemnified Party does not receive payment for any such Losses from the Surviving Corporation or the carrier(s) of the D&O Insurance within ninety (90) days after the giving of an Indemnification Notice, Ferrotec shall be obligated to pay to such Indemnified Party an amount or amounts equal to such Losses (subject to the $10,000,000 limit described above for all Losses incurred by the Indemnified Parties). In addition, pursuant to and in accordance with the
Article IV of the Company's By-Laws, Merger Sub and/or Ferrotec may require an unsecured undertaking in form and content reasonably satisfactory to Merger Sub and/or Ferrotec, from the Indemnified Parties, to reimburse any and all advance payments to Merger Sub and/or Ferrotec made hereunder upon final disposition of any action, suit or proceeding for which indemnification was sought, in the event that upon such final disposition of such action, suit or proceeding such Indemnified Party shall not be entitled to indemnification under this Section.

                      (c) This Section 6.6 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Merger Sub, Ferrotec, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.6.

                      (d) In the event that Ferrotec or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Ferrotec or the Surviving Corporation, as the case may be, assume its obligations set forth in this Section 6.6.

         Section 6.7 Proxy Statement.

                     (a) The Company and Ferrotec shall prepare as soon as practicable, following the consummation of the Offer (the "Acceptance Date"), and shall file with the SEC the Proxy Statement. The respective parties will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

                     (b) The Proxy Statement will be mailed to the Shareholders of the Company as promptly as practicable after the Acceptance Date and subsequent to the date on which the SEC has indicated that it has no comments or no additional comments with respect to the Proxy Statement. The Company shall include in the Proxy Statement the recommendation of the Company Board that its Shareholders vote in favor of the approval of the Merger and the adoption of this Agreement.

                     (c) The Company and Ferrotec agree that at the time that the Proxy Statement is mailed to the Shareholders of the Company, the Proxy
Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                     (d) No amendment or supplement to the Proxy Statement will be made without the approval of each of the Company and Ferrotec, which approval will not be unreasonably withheld or delayed.

         Section 6.8 Shareholders' Meetings. As soon as practicable after the consummation of the Offer, the Company, acting through the Company Board, shall, in accordance with applicable law and its Articles of Organization, as amended, and for the purpose of considering and taking action upon this Agreement and the Merger contemplated hereby, duly call, give notice of, convene and hold a Special Meeting of the Shareholders of the Company. Ferrotec and the Merger Sub agree to vote or use their reasonable best efforts to cause all of the Shares owned beneficially or of record by them and their affiliates as of the record date for the Special Meeting in favor of the Merger at the Special Meeting.

         Section 6.9 Approvals and Consents: Cooperation.

                     (a) The parties hereto shall use all reasonable best efforts, and cooperate with each other, to obtain as promptly as practicable all governmental and third party authorizations, approvals, consents or waivers required in order to consummate the transactions contemplated by this Agreement, including, without limitation, the Merger.

                     (b) The Company, Merger Sub and Ferrotec shall take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers and to respond as promptly as practicable to any inquiries and requests received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other Governmental Entity for additional information or documentation in connection therewith.

                     (c) The Company, Merger Sub and Ferrotec shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining governmental consents, including, without limitation: (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communication, advise the other orally of) any communications from or with any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permitting the other party to review and discuss in advance, and considering in good faith the views of one another in connection with, any proposed written (or any material proposed oral) communication with any Governmental Entity, (iii) not participating in any meeting with any Governmental Entity unless it consults with the other party in advance and to the extent permitted by such Governmental Entity gives the other party the opportunity to attend and participate thereat,
(iv) furnishing the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any Governmental Entity with respect to this Agreement and the Merger, and
(v) furnishing the other party with such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity. The Company and Ferrotec may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Ferrotec, as the case may be) or its legal counsel. Notwithstanding the foregoing, in the event such outside counsel deems that any such material so disclosed to outside counsel has caused or will cause the failure of the condition set forth in paragraph (e) of Annex A hereto, such outside counsel shall so notify the disclosing party of such material as to the foregoing and shall also notify the other parties hereto, without disclosing the specific information concerning the material so designated as to the foregoing.

                     (d) The Company shall give prompt notice to Ferrotec of the forgoing occurrence of any Company Material Adverse Effect, and Ferrotec shall give prompt notice to the Company of the occurrence of any Ferrotec Material Adverse Effect. Each of the Company and Ferrotec shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would, cause any condition contained in
Article VII not to be satisfied.

         Section 6.10 Further Assurances. Each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger, which efforts shall include, without limitation, (a) Company, the Merger Sub and Ferrotec using their best efforts to prevent any preliminary or permanent injunction or other order by a court of competent jurisdiction or Governmental Entity relating to consummating the transactions contemplated by this Agreement, including, without limitation, under the antitrust laws, and, if issued, to appeal any such injunction or order through the appellate court or body for the relevant jurisdiction and (b) Company and the Merger Sub and Ferrotec using their best efforts to satisfy any objections of, and accept any conditions imposed by, any Governmental Entity, except where such objection or condition would have a Company Material Adverse Effect. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby.

         Section 6.11 Rights  Agreement;  Stock Options,  Foreign  Subsidiaries.

                      (a) The Company shall take all necessary action prior to the Acceptance Date to cause the dilution provisions of the Rights Agreement, dated August 3, 1994, between the Company and American Stock Transfer and Trust Company (the "Company Rights Agreement") to be inapplicable to the transactions contemplated by this Agreement, without any payment to holders of preferred stock purchase rights ("Rights") issued pursuant to such Company Rights Agreement.

                      (b) Subject to the provisions of Section 3.2 hereof, the Company shall have taken all necessary actions to cause all outstanding Company Options to be canceled as of the Acceptance Date, against payment therefor as provided hereunder.

                      (c) The Company shall use its reasonable efforts to cause all of its foreign subsidiaries as to which the Company does not own of record all such entity's equity to have entered into agreements as of the Acceptance Date to transfer such equity owned by any other person directly to a designee of Merger Sub.

         Section 6.12 Company Board Representation; Section 14(f).

                      (a) Promptly upon the purchase by the Merger Sub of Shares pursuant to the Offer, and from time to time thereafter, the Merger Sub shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as shall give the Merger Sub representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Merger Sub or any affiliate of the Merger Sub following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause the Merger Sub's designees to be elected as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors or both, provided that the number of directors constituting the Company Board shall be no less than five. At such times, the Company shall use its best efforts to cause persons designated by the Merger Sub to constitute the same percentage as is on the Company's Board of (i) each committee of the Company Board, (ii) each board of directors of each Company Subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, in the event that Merger Sub's designees are elected to the Company Board, until the Effective Time, the Company Board shall have at least two directors who are directors on the date hereof (the "Independent Directors"); provided that, in such events, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be shareholders, affiliates or associates of Merger Sub and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Merger Sub's designees are elected to the Company Board, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (a) amend or terminate this Agreement by the Company, (b) extend the time for performance of Ferrotec's or Merger Sub's obligations hereunder, or (c) exercise or waive any of the Company's rights, benefits or remedies hereunder.

                      (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.12 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Ferrotec and the Merger Sub shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such
Section 14(f) and Rule 14f-1.

                      (c) The Company further agrees and acknowledges that the current staggered Company Board and the agreement that the Company maintain such Board under its charter documents, shall not prevent the Company from causing the election to the Company's Board of the number of directors of Merger Sub provided in this Section 6.12.

                                   ARTICLE VII

                                   CONDITIONS

         Section 7.1 Conditions to Each Party's Obligations. The respective obligation of each party to effect the Merger shall be subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) at or prior to the Effective Time of the following conditions:

                      (a) this Agreement and the Merger shall have been approved and adopted by the requisite majority vote of the Shareholders of the Company in accordance with applicable law and regulatory requirements and the Company's Articles of Organization;

                      (b) the waiting period applicable under HSR shall have expired or terminated;

                      (c) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Merger, provided, however, that the parties shall have used their best efforts to prevent any such rule, regulation, injunction, decree or other order, and to appeal as promptly as possible any injunction, decree or other order that may be entered;

                      (d) all authorizations,  approvals or consents required to permit the consummation of the Merger shall have been obtained and be in full force and effect, except where the failure to have obtained any such authorizations, approvals or consents would not, individually and/or in the aggregate, have a Company Material Adverse Effect;

                      (e) The Merger Sub or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer and the Minimum Condition to the Offer has been satisfied.

                                  ARTICLE VIII

                                   TERMINATION

         Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Offer (if not then already consummated) and/or the Merger contemplated herein may be abandoned at any time (the "Termination Date") prior to the Effective Time, whether before or after Shareholder approval thereof:

                     (a) By the mutual consent of the Company, Ferrotec and the Merger Sub.

                     (b) By either of the Company, on the one hand, or Ferrotec and the Merger Sub, on the other hand:

                         (i) if, without any material breach by the terminating party of its obligations under this Agreement, Merger Sub shall not have purchased Shares pursuant to the Offer on or prior to sixty (60) days after the commencement of the Offer (the "Final Expiration Date"), provided, however, that neither Merger Sub nor the Company shall terminate this Agreement prior to February 29, 2000, if all conditions to the Offer set forth in Annex A have been satisfied or, to the extent permitted, waived, except that Shares shall not have been purchased by Merger Sub by reason of any applicable waiting period (and any extension thereof) under the HSR Act in respect to the Offer not having expired or been terminated;

                         (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking termination shall have complied fully with its obligations under Section 6.9;

                         (iii) if the Minimum Condition shall not have been satisfied, in which case neither Ferrotec, Merger Sub nor any of their affiliates shall be permitted to accept for payment or pay for any Shares unless and until the Company shall have provided Merger Sub with written notice stating that the Company is not exercising its right to terminate this Agreement pursuant to this Section 8.1(b)(iii);

                     (c) By the Company:

                         (i) if the Company Board shall have (A) withdrawn, or modified or changed in a manner adverse to Merger Sub its approval or recommendation of this Agreement or the Merger and (B) either (x) determined in good faith, after consultation with its financial advisor, that a third party has submitted to the Company an Acquisition Proposal which is a Superior Proposal, or (y) determined in good faith, after consultation with its outside legal counsel, that the failure to take such action as set forth in the preceding clause (A) may be inconsistent with the Company Board's fiduciary duties under applicable law; or

                         (ii) if Ferrotec or Merger Sub (x) breaches or fails in any material respect to perform or comply with any of their material covenants and agreements contained herein or (y) breaches their representations and warranties in any material respect and such breach would have a Ferrotec Material Adverse Effect, in each case in connection with the termination of this Agreement only after the Acceptance Date such that the conditions set forth in Section 7.1 would not be satisfied; provided, however, that after the Acceptance Date if any such breach is curable by the breaching party, the Company may terminate this Agreement pursuant to this Section 8.l(c)(ii) only after the passage of thirty (30) calendar days from written notification to Ferrotec and Merger Sub by the Company of such breach, and provided further that such breach has not been so cured within said thirty-day period, provided however, that the Termination Date shall be so delayed (if the Termination Date will have occurred prior to the end of said thirty-day period) in order to give such breaching party the opportunity to cure during said thirty-day period.

                     (d) By Ferrotec and the Merger Sub:

                         (i)   if the  Company  (x)  breaches  or  fails  in any
         material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations and warranties and such breach would have a Company Material Adverse Effect, in each case in connection with the termination of this Agreement only after the Acceptance Date such that the conditions set forth in Section 7.1 would not be satisfied; provided, however, that after the Acceptance Date if any such breach is curable by the Company, then Ferrotec or Merger Sub may terminate this Agreement pursuant to this Section 8. l(d)(i) only after the passage of thirty (30) calendar days from notification to the Company by Ferrotec or Merger Sub of such breach and provided further that such breach has not been so cured within said thirty-day period, provided, however, that the Termination Date shall be so delayed (if the Termination Date will have occurred prior to the end of said thirty-day period) in order to give such breaching party the opportunity to cure during said thirty-day period; or

                         (ii) if the Company Board shall have withdrawn, modified or changed in any manner adverse to Merger Sub its approval or recommendation of this Agreement or the Merger or shall have recommended an Acquisition Proposal involving the Company or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal involving the Company or similar business combination with a person or entity other than Merger Sub or its affiliates (or the Company Board resolves to do any of the foregoing), provided, however, that prior to terminating this Agreement as a result of a third party Acquisition Proposal, the Company shall give the Merger Sub telephonic notice of at least forty-eight hours in advance of such termination, specifying the terms of such Acquisition Proposal by a third party; or

                         (iii) if for any five consecutive trading days prior to the Effective Time the Dow Jones Industrial Average shall be less than 6,500 on each of such days; or

                         (iv) if due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, the Merger Sub shall have failed to commence the Offer on or prior to five days following the initial public announcement of this Agreement.


         Section 8.2 Effect of Termination.

                     (a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Ferrotec, Merger Sub or the Company or their respective directors, officers, employees, shareholders, representatives, agents or advisors, other than, with respect to Ferrotec, Merger Sub and the Company, the obligations pursuant to this Section 8.2, Article IX and the last sentence of
Section 6.2. Nothing contained in this Section 8.2 shall relieve Ferrotec, Merger Sub or the Company from liability for fraud or willful breach of this Agreement.

                      (b) If this Agreement is terminated:

                          (A) by the Company pursuant to Section 8. l(c)(i), or

                          (B) by Ferrotec and Merger Sub pursuant to Section 8.1(d)(ii),

then at the time of termination with respect to (A) or (B) above, the Company shall pay the Merger Sub an amount equal to $3,000,000 in cash (the "Liquidated Amount"). The parties hereto hereby agree that, in light of the difficulty of accurately determining actual damages with respect to any termination of this Agreement pursuant to Sections 8.1(c)(i) or 8.1(d)(ii), said Liquidated Amount represents the parties reasonable estimate of said damages. Said Liquidated Amount is not meant nor should it be deemed as a penalty, but rather as an attempt by the parties to quantify the amount of damages sustained by Ferrotec and Merger Sub if the transaction is not contemplated. Ferrotec and Merger Sub hereto expressly acknowledges and agrees that, with respect to any termination of this Agreement pursuant to Sections 8.1(c)(i) or 8.1(d)(ii) hereof, the Liquidated Amount shall constitute the sole and exclusive remedy available to Ferrotec and Merger Sub. Except for nonpayment of the Liquidated Amount, Ferrotec, Merger Sub and the Company hereby agree that, upon any termination of this Agreement pursuant to Sections 8.1(c)(i) or 8.1(d)(ii) hereof, in no event shall Ferrotec or Merger Sub be entitled to seek or to obtain any recovery or judgment against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or shareholders, and in no event shall Ferrotec or Merger Sub be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

                     (c) The obligations of the Company, Ferrotec, and Merger Sub under this Section 8.2 shall survive any termination of this Agreement.


                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the Shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this

Agreement by the Shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Cash Consideration or adversely affect the rights of the Company's Shareholders hereunder without the approval of such shareholders.

         Section 9.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Effective Time, including, without limitation, those made in Sections 6.3, 6.6, 8.2, the last sentence of Section
6.2 and this Article IX.

         Section 9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or one business day after being sent by an overnight courier service, such as Federal Express, for next day delivery, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (a)    if to Ferrotec, to:

                           Ferrotec Corporation
                           5-24-8, Higashi-Ueno
                           Taito-ku
                           Tokyo, Japan 110-0015
                           Telephone No.: 011-81-33-845-1032
                           Telecopy No.:   011-81-33-845-1019
                           Attention: Mr. Akira Yamamura, President
                                          and Chief Executive Officer

                           with a copy to:

                           Akerman, Senterfitt & Eidson, P.A.
                           One Southeast Third Avenue
                           28th Floor
                           Miami, Florida  33131-1714
                           Telephone No.:   (305) 374-5600
                           Telecopy No.:    (305) 374-5095
                           Attention:       Alan H. Aronson, Esquire

                           (b)    if to Merger Sub, to:

                           c/o Ferrotec Corporation
                           5-24-8, Higashi-Ueno
                           Taito-ku
                           Tokyo, Japan 110-0015
                           Telephone No.:   011-81-33-845-1032
                           Telecopy No.:     011-81-33-845-1019
                           Attention:       Mr. Akira Yamamura, President
                                             and Chief Executive Officer
                    with a copy to:

                    Akerman, Senterfitt & Eidson, P.A.
                    One Southeast Third Avenue
                    28th Floor
                    Miami, Florida  33131-1714
                    Telephone No.:   (305) 374-5600
                    Telecopy No.:    (305) 374-5095
                    Attention:       Alan H. Aronson, Esquire

                    and

                    (c)     if to the Company, to:

                    Ferrofluidics Corporation
                    40 Simon Street
                    Nashua, New Hampshire  03061
                    Telephone No.:   (603) 883-9800
                    Telecopy No.:    (603) 883-1213
                    Attention:       Paul F. Avery, Jr., Chief Executive Officer

                    with a copy to:

                    Goodwin, Procter & Hoar LLP
                    Exchange Place
                    Boston, MA 02109
                    Telephone No.:   (617) 570-1000
                    Telecopy No.:    (617) 523-1231
                    Attention:       Stuart M. Cable, P.C.
                                     James A. Matarese, Esq.

         Section 9.4 Interpretation. The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The word "or" shall be construed to refer to "and/or." Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The word describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrase "to the knowledge of" or "to the best knowledge of" or any similar phrase shall mean such facts and other information which as of the date of this Agreement are actually known by any officer of the referenced party who currently files Forms 4 pursuant to
Section 16(b) of the Exchange Act. The phrase "made available" in this Agreement shall mean that the information referred to has been made available to the other party. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 20, 1999. As used in this Agreement, the term "affiliate(s)"shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 9.6 Entire Agreement: Third Party Beneficiaries. This Agreement, the Annex and Exhibits hereto (including the Company Disclosure Letter and the Merger Sub Disclosure Letter), and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein)
constitute the entire agreement and supersede all prior agreements and understandings, including, without limitation, all representations and warranties made by the parties in connection herewith, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that Sections 6.3 and 6.6 hereof are intended to be for the benefit of those persons described therein and the covenants and agreements contained therein may be enforced by such persons.

         Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 9.8 Governing Law.

                     (a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

                     (b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or the Commonwealth of Massachusetts or any Delaware or Massachusetts state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal or state court sitting in the Commonwealth of Massachusetts or State of Delaware.

         Section 9.9 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto
(a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

         Section 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law, or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

         Section 9.11 Expenses. Except as set forth in Section 8.2, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not any of the transactions contemplated hereby is consummated.

         Section 9.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

         Section 9.13 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         Section 9.14 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (i) the Company Board has approved, for purposes of Chapter 110F of the MBCL and any applicable provision of the Articles of Organization, the terms of this Agreement, (ii) the Board of Directors of Ferrotec has approved the terms of this Agreement, and
(iii) this Agreement is executed by the parties thereto.

         IN WITNESS WHEREOF, Ferrotec, the Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                     FERROFLUIDICS CORPORATION


                                     By:  /s/ Paul F. Avery, Jr.
                                          --------------------------------------
                                          Name:   Paul F. Avery, Jr.
                                                --------------------------------
                                          Title:  President and CEO
                                                --------------------------------


                                     By:  /s/ William B. Ford
                                          --------------------------------------
                                          Name:   William B. Ford
                                                --------------------------------
                                          Title:  Treasurer
                                                --------------------------------


                                     FERROTEC ACQUISITION, INC.


                                     By:  /s/ Richard R. Cesati II
                                          --------------------------------------
                                          Name:   Richard R. Cesati II
                                                --------------------------------
                                          Title:  President
                                                --------------------------------


                                     By:  /s/ Akira Yamamura
                                          --------------------------------------
                                          Name:   Akira Yamamura
                                                --------------------------------
                                          Title:  Treasurer
                                                --------------------------------


                                     FERROTEC CORPORATION


                                     By:  /s/ Nozomu Yamamoto
                                          --------------------------------------
                                          Name:   Nozomu Yamamoto
                                                --------------------------------
                                          Title:  Executive Director
                                                --------------------------------

                                                                         ANNEX A

                             CONDITIONS TO THE OFFER

         Notwithstanding any other provision of the Offer and subject to Rule 14e-1(c) of the Exchange Act and Section 1.1 of the Agreement, the Merger Sub shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may (A) postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied as of the Expiration Date or Final Expiration Date, or (ii) any applicable waiting period under HSR shall not have expired or been terminated prior to the Expiration Date or Final Expiration Date, or (B) terminate or amend the Offer or postpone the acceptance for payment of and payment for Shares tendered if at any time on or after the date of this Agreement, and prior to the Expiration Date or Final Expiration Date, any of the following conditions shall exist which, in the sole judgment of the Merger Sub in any such case, and regardless of the circumstances (including any action or inaction by Merger Sub or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment:

         (a) there shall have been instituted or be pending any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delaying or otherwise directly or indirectly restraining or prohibiting the making of the Offer, the acceptance for payment of, or payment for, any Shares by Ferrotec, the Merger Sub or any other affiliate of Ferrotec or the Merger Sub or the consummation of any other transaction contemplated hereby or thereby, or seeking to obtain material damages in connection with any transaction contemplated hereby or thereby; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Ferrotec, Merger Sub or any of their subsidiaries of all or any material portion of the business or assets of the Company, Ferrotec, Merger Sub or any of their subsidiaries, or to compel the Company, Merger Sub or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Ferrotec, Merger Sub or any of their subsidiaries, as a result of the transactions contemplated hereby; (iii) seeking to impose or confirm limitations on the ability of Ferrotec, the Merger Sub or any other affiliate of Merger Sub to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Merger Sub pursuant to the Offer or otherwise on all matters properly presented to the Company's Shareholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated hereby; (iv) seeking to require divestiture by the Ferrotec, Merger Sub or any other affiliate of Merger Sub of any Shares; or (v) with respect to any such action or proceeding relating to this Agreement, the Merger, the transactions contemplated by this Agreement or the announcement thereof, which otherwise has a Company Material Adverse Effect or Ferrotec Material Adverse Effect; or

         (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Ferrotec, Merger Sub, the Company or any subsidiary or affiliate of the Merger Sub or the Company or (ii) any transaction contemplated hereby, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of HSR to the Offer or the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

         (c) there shall have occurred after the date of the Agreement any change, condition, event or development that has had a Company Material Adverse Effect, provided, however, that (i) no event, change or effect that primarily results from this Agreement, the Merger, the Offer and the transactions contemplated thereby or the announcement thereof, (ii) no event, change or effect generally affecting the industries in which the Company operates, or
(iii) no event, change or effect related to a general drop in stock prices in the United States resulting from political or economic turmoil, shall be deemed to cause either individually or in the aggregate a Company Material Adverse Effect; or

         (d) there shall have occurred after the date of the Agreement (i) any general suspension of, trading in securities on NASDAQ for the Company for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, Japan, or Canada, (iii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the reasonable judgment of the Merger Sub, is reasonably likely to materially adversely affect the extension of credit by banks or other lending institutions, (iv) a declaration of war or armed hostilities by either the United States or Japan or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof; or

         (e) the Company (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Agreement or (y) breaches its representations and warranties and such breach would have a Company Material Adverse Effect; or

         (f) the Company Board shall have withdrawn, modified or changed in any manner adverse to Ferrotec or Merger Sub its approval or recommendation of this Agreement or the Merger or shall have recommended an Acquisition Proposal involving the Company or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal involving the Company or similar business combination with a person or entity other than Ferrotec, Merger Sub or its affiliates (or the Company Board resolves to do any of the foregoing); or

         (g) this Agreement shall have been terminated in accordance with its terms; or

         (h) Ferrotec, the Merger Sub and the Company shall have agreed in writing that the Merger Sub shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

         Except as provided below, the foregoing conditions are for the sole benefit of the Ferrotec and Merger Sub and may be asserted by Ferrotec and the Merger Sub regardless of the circumstances giving rise to any such condition or may be waived by Ferrotec and the Merger Sub in whole or in part at any time and from time to time in its sole discretion. The failure by Ferrotec or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right;

the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding anything to the contrary provided in the Agreement or this Annex A, neither Ferrotec nor Merger Sub shall be permitted to waive the Minimum Condition without the written consent of the Company.

                                                                         ANNEX B


October 14, 1999


Board of Directors
Ferrofluidics Corporation
40 Simon Street
Nashua, NH  03061

Members of the Board:


         Ferrofluidics Corporation ("Ferrofluidics" or the "Company") and Ferrotec Corporation ("Ferrotec") are expected to enter into an Agreement and Plan of Merger (the "Agreement"), whereby a newly created wholly-owned subsidiary of Ferrotec ("Merger Subsidiary") will offer to purchase all of the issued and outstanding shares of Ferrofluidics common stock for $6.50 per share (the "Tender Offer"). Subsequent to the completion of the Tender Offer, Merger Subsidiary will be merged with and into Ferrotec (the "Merger"), and each outstanding share of Ferrofluidics common stock that was not acquired in the Tender Offer will be converted into the right to receive $6.50 in cash. The Merger and the Tender Offer together comprise the "Transaction." At the completion of the Transaction, Ferrofluidics will be a wholly-owned subsidiary of Ferrotec.


         You have asked us, Advest, Inc. ("Advest"), whether, in our opinion, the cash consideration to be received by Ferrofluidics shareholders is fair, from a financial point of view, to the Company and its shareholders.

         Advest, as part of its investment banking business is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements of equity and debt and negotiated underwritings.

         In arriving at our opinion set forth below, we have, among other things, reviewed:


i) the draft Agreement and Plan of Merger with comments dated October 12, 1999;


ii) the Company's Forms 10-K for the years 1996 through 1999 and the Company's Forms 10-Q for the quarters ended December 26, 1998 and March 27, 1999;

iii) comparative financial and operating data for companies identified as similar to Ferrofluidics;

iv) the pricing and financial terms of business acquisitions recently effected involving companies similar to Ferrofluidics;

Board of Directors                     -2-                      October 14, 1999


v)       operating projections for Ferrofluidics prepared by senior management;

vi) the financial condition, businesses, and prospects of the Company through discussions with members of senior management of Ferrofluidics; and

vii)     such other financial studies and analyses as we deemed necessary.


         We have, among other things, performed the following analyses and investigations: (i) we compared the proposed purchase price per share to the trading range of Ferrofluidics' common stock; (ii) we compared the proposed purchase price and its implied ratios to sales, earnings, book value and cash flow ("multiples") to the same multiples calculated from current public market valuations of publicly traded companies deemed similar to the Company; (iii) we compared the proposed purchase price and its implied multiples of sales and cash flow to the same multiples as calculated from valuations established in recent transactions of companies deemed similar to the Company; (iv) we analyzed and compared the proposed purchase price to the value of estimated future free cash flows discounted to their current value; and (v) we analyzed Ferrofluidics' historical trading activity, including volume and price relationships. In addition, we performed such other analysis and investigations and took into account such other matters and information as we deemed necessary.

         Advest has provided certain investment banking services to Ferrofluidics in the past and has received fees for rendering these services. As part of this engagement, the Company has agreed to pay Advest a fee for delivery of this opinion letter.

         In preparing this opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not independently verified such information, nor have we undertaken an independent appraisal of the assets or liabilities of the Company. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated by us as of the date of this letter. Our opinion is directed to the Board of Directors of Ferrofluidics and does not constitute a recommendation of any kind to any shareholder of Ferrofluidics as to whether such shareholder should tender his or her stock in the Tender Offer or how such shareholder should vote at the shareholders' meeting to be held in connection with the Merger. We have assumed for purposes of this opinion that there have been no material changes in the financial condition of the Company from the conditions disclosed in the Company's financial reports.

         Advest will consent to a description and inclusion of this opinion in documents issued with regard to this transaction and to references to Advest in such documents, provided that any such description and references are reasonably acceptable to Advest. Except as otherwise provided above, this opinion is solely for the use and benefit of the Company and shall not be disclosed publicly or

Board of Directors                     -3-                      October 14, 1999

made available to third parties without the prior approval of Advest, which approval shall not be unreasonably withheld.

         In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the cash consideration of $6.50 per share to be received by the Company's shareholders in the Transaction is fair, from a financial point of view, to the Company and its shareholders.

                                                     Very truly yours,
                                                     ADVEST, INC.

                                                     ---------------------------
                                                     By:      Rex H. Green
                                                              Managing Director

                                                                         ANNEX C

                             SECTIONS 86 THROUGH 98
                                     OF THE
                     MASSACHUSETTS BUSINESS CORPORATION LAW

                                    APPRAISAL

Sections 86.      SECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

         If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (i) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

Sections 87.      STATEMENT  OF RIGHTS OF  OBJECTING  STOCKHOLDERS  IN NOTICE OF
                  MEETING; FORM

         The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

              "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

Sections 88.      NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

         The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

Sections 89.      DEMAND FOR PAYMENT; TIME FOR PAYMENT

         If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

Sections 90.      DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

         If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

Sections 91.      PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

         If the bill is filed by the corporation it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

Sections 92.      DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

         After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

Sections 93.      REFERENCE TO SPECIAL MASTER

         The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

Sections 94.      NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

         On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

Section 95.       COSTS; INTEREST

         The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

Section 96.       DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

         Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

         (1) A bill shall not be filed within the time provided in section ninety;

         (2)      A bill, if filed,  shall be dismissed as to such  stockholder;
                  or

         (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

         Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

Section 97.       STATUS OF SHARES PAID FOR

         The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

Section 98.       EXCLUSIVE REMEDY; EXCEPTION

         The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.